UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

April 10, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 21, 2015. The meeting will be held at the Paley Center for Media, 25 West 52 Street, New York, NY 10019.

This year, we are pleased to once again use the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials on the Internet. As a result, we are mailing to many of our shareholders a notice of the on-line availability of our proxy materials instead of paper copies of this proxy statement and our 2014 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:30 a.m., local time, on Thursday, May 21, 2015

Place:	The Paley Center for Media, 25 West 52 Street, New York, NY 10019

The items of business are the:

1.	Election of the ten directors listed on pages 4-7 of the enclosed Proxy Statement;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2015;

3.	Approval of an advisory resolution on named executive officer compensation; and

4.	Transaction of such other business as may properly come before the meeting.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on March 27, 2015 has been established as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Shareholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 21, 2015

Interpublic’s 2015 Proxy Statement and 2014 Annual Report are available electronically at http://www.interpublic.com

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel and Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs. You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting and vote in person.

Dated: April 10, 2015

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Proxy Statement

INTRODUCTION

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”, “IPG”, the “Company”, “us”, “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders, which will be held in the Paley Center for Media, 25 West 52 Street, New York, NY, at 9:30 a.m., Eastern Time, on Thursday,

May 21, 2015. Interpublic’s principal executive office is located at 1114 Avenue of the Americas, New York, NY 10036. The Proxy materials are first being sent to shareholders beginning on or about April 10, 2015.

This Proxy Statement is also available on our website at http://www.interpublic.com

FREQUENTLY ASKED QUESTIONS

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

Again this year, we are taking advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders of record a notice of the Internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All shareholders receiving this Notice of Availability may access the proxy materials over the Internet or request a paper copy of the proxy materials by mail. In addition, the Notice of Availability has instructions on how you may request to access proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will reduce the costs of distributing our proxy materials and helps conserve natural resources. If you choose to access future proxy materials electronically, you will receive in connection with future meetings an email of a Notice of Availability with instructions containing a link to the website where the proxy materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until it is terminated by you.

Who Can Vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a shareholder on March 27, 2015, the record date for the Annual Meeting. On March 27, 2015, approximately 413,571,842 shares of Common Stock were outstanding.

Who is the Holder of Record?

You may own your shares of Common Stock either

•	directly registered in your name at our transfer agent, Computershare; or
•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

•	By Telephone. You can vote your shares by telephone, by calling 1-866-540-5760. Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 21, 2015.

•	By Internet. You can also vote on the internet. The website address for Internet voting is http://www.proxyvoting.com/ipg. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 1 a.m. EDT, May 21, 2015.

•	By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 20, 2014.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person by written ballot. You must present a valid photo identification for admission to the Annual Meeting. Please refer to the instructions set forth on the proxy card.

Interpublic Group 2015 Proxy Statement	1

Frequently Asked Questions

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How Many Shares Must be Present to Hold the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How are Votes Counted?

All shares that are the subject of a valid proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not specify how you wish your shares to be voted, your shares will be voted in accordance with the following Board of Directors recommendations:

•	FOR the Board’s nominees for election as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2015; and

•	FOR the advisory vote to approve named executive officer compensation.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of shareholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent auditor. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a returned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

What Vote is Required to Approve Each Proposal?

The table below shows the vote required to approve the matters being submitted to a vote of shareholders at the Annual Meeting:

Proposal	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes count as shares present and entitled to vote?
Election of each Director	Majority of shares present and entitled to vote	Yes	No
Ratification of the Appointment of Pricewaterhouse-Coopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No

*Advisory and Non-binding

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

•	Sending written notice of revocation to the Secretary of Interpublic prior to the Annual Meeting;

•	Submitting a later dated proxy by mail or, prior to 1 a.m., EDT, on May 21, 2015, by telephone or Internet; or

•	Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

•	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who Will Count the Vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2015 Annual Meeting.

Who Is The Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $18,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officer and employees. Banks, brokers and others

2	Interpublic Group 2015 Proxy Statement

Frequently Asked Questions

holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2016 proxy materials?

Shareholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2016 Annual Meeting of Shareholders scheduled to be held on May 19, 2016, must be received by Interpublic by December 11, 2015, in order to be considered for inclusion. Such proposals must comply with all applicable Securities and Exchange Commission (“SEC”) regulations.

How do I submit an item of business for consideration at the 2016 Annual Meeting?

A shareholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by shareholders at the 2016 Annual Meeting, other than a shareholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 21, 2016, and no earlier than January 22, 2016, accompanied by the information required by Section 2.13(a)(2).

Interpublic Group 2015 Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, ten Directors are to be elected, each for a one-year term. The directors so elected will hold office until the Annual Meeting of Shareholders to be held in 2016 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement, if any, nominee designated by the Board of Directors. If no replacement is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of March 27, 2015, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER	Age: 57
Director Since: 2007 Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice

President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

DEBORAH G. ELLINGER	Age: 56
Director Since: 2015 Interpublic Committees: • Compensation and Leadership Talent • Finance	Public Directorships: • iRobot, Inc. Former Directorships: • National Life Group • Sealy, Inc.

DEBORAH G. ELLINGER is the former Chief Executive Officer of The Princeton Review, a test preparation and college admission services company, where she served in that role from 2012 until 2014. Ms. Ellinger previously served as President of Restoration Hardware in 2009. Prior to that, she was the Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Ms. Ellinger also served as Executive Vice President, Business Development and Strategy at CVS Pharmacy from 2001 to 2003, Senior Vice President, Strategic Planning and Business Development at Staples from 1999 to 2001 and was a partner at The Boston Consulting Group. Ms. Ellinger began her career with Mellon Financial Corporation. Ms. Ellinger also served as a director of National Life Group from 2007 until 2014, and as a director of Sealy, Inc. from 2010 to 2013. She is qualified as a Barrister-at-Law in London, as a member of the Inner Temple. Ms. Ellinger holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge. Ms. Ellinger is a member of the Board of Directors of iRobot Corporation.

Qualifications: With her experience as a CEO and executive of several large, consumer-focused companies across a wide variety of industries, Ms. Ellinger brings to the Board significant organizational and operational management skills, combined with extensive experience in international, consumer oriented businesses vital to a large public company in the marketing and advertising space. Her executive business development positions at both Staples and CVS Pharmacy also provides the Board with valuable insight and expertise in its oversight of the Company’s business strategy.

H. JOHN GREENIAUS	Age: 70
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent	Former Directorships: • Nabisco Inc. • Penzoil Inc. • Primedia Inc. • True North Communications Inc.

4	Interpublic Group 2015 Proxy Statement

Item 1. Election of Directors

H. JOHN GREENIAUS retired as Chairman and Chief Executive Officer of Nabisco Inc. in 1997 having served in that position between 1993 and 1997. Mr. Greeniaus was named President and CEO of Nabisco in 1989 following KKR’s leveraged buyout of the company and served in that position until 1993. Prior to that time, he held various marketing and general management positions with Nabisco in Canada, Europe and the U.S. Mr. Greeniaus began his career with Procter & Gamble in Canada and subsequently he worked at J. Walter Thompson and PepsiCo before joining Standard Brands, a Nabisco predecessor, in 1977.

Qualifications: Mr. Greeniaus provides insight into the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive Officer of Nabisco as well as his time managing Nabisco’s European operations. His experience at PepsiCo, where he served as Vice President of Marketing, and his time at J. Walter Thompson allow him to offer valuable perspectives on issues relevant to a marketing services company. Mr. Greeniaus’ prior directorships at other public companies across a variety of industries give him the expertise to provide valuable contributions on accounting and corporate governance matters.

MARY J. STEELE GUILFOILE	Age: 61
Director Since: 2007 Interpublic Committees: • Audit (Chair) • Corporate Governance • Executive	Former Directorships: • Viasys Healthcare, Inc.

Public Directorships:

•	Valley National Bancorp
•	C.H. Robinson Worldwide, Inc.

MARY J. STEELE GUILFOILE is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile was Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON	Age: 57
Director Since: 2011 Interpublic Committees: • Audit • Finance	Public Directorships: • Lowe’s Companies, Inc. • NVIDIA Corporation Former Directorships: • Allergan, Inc. • P.F. Chang’s China Bistro, Inc.

DAWN HUDSON has served as Chief Marketing Officer for the National Football League since October 2014. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. Prior to that time, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from 2005 until 2007. From 2002 to 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from 2005 to 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (ANA). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, both at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of Parthenon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her twelve years of experience on various public company boards is a valuable resource on corporate governance matters.

Interpublic Group 2015 Proxy Statement	5

Item 1. Election of Directors

WILLIAM T. KERR	Age: 73
Director Since: 2006 Interpublic Committees: • Audit • Compensation and Leadership Talent (Chair) • Executive Public Directorships: • Whirlpool Corporation	Former Directorships: • Arbitron Inc. • Maytag Corporation • Meredith Corporation • Principal Financial Group • Storage Technology Corporation

WILLIAM T. KERR is the retired President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm. He was Chairman and Chief Executive Officer of Meredith Corporation from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. Serving as Chief Executive Officer and a member of the board of Arbitron, as well as his previous executive experience at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader who has managed issues similar to those faced by Interpublic.

HENRY S. MILLER	Age: 69
Director Since: 2015 Interpublic Committees: • Corporate Governance • Finance Public Directorships: • American International Group, Inc.	Former Directorships: • Ally Financial Inc.

HENRY S. MILLER has been Chairman of Marblegate Asset Management, LLC, a privately owned asset management firm, since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank, from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company

Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group.

Qualifications: Mr. Miller’s expertise and knowledge as a financial industry executive contributes an important perspective to the Board on the Company’s business strategy and financial control matters.

JONATHAN F. MILLER	Age: 58
Director Since: 2015 Interpublic Committees: • Corporate Governance • Finance Public Directorships: • AMC Networks Inc. • Houghton Mifflin Harcourt Company • RTL Group SA • TripAdvisor, Inc.	Former Directorships: • Live Nation Entertainment, Inc. • Shutterstock,Inc.

JONATHAN F. MILLER was the Chairman and Chief Executive of News Corporation’s digital media group and News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Interactive, a predecessor to IAC/InterActiveCorp.

Qualifications: Mr. Miller’s extensive knowledge and senior leadership positions in the media industry, including executive roles at News Corporation, American Online, Inc. and USA Networks Information, provides the Board with a broad and valuable perspective and expertise on the complex media and advertising landscape.

MICHAEL I. ROTH	Age: 69
Director Since: 2002 Interpublic Committees: • Executive (Chair)	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties Inc.

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic in January 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

6	Interpublic Group 2015 Proxy Statement

Item 1. Election of Directors

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

DAVID M. THOMAS	Age: 65
Director Since: 2004 Interpublic Committees: • Compensation and Leadership Talent • Finance (Chair) • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. (Executive Chairman) Former Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (IMS), a healthcare information, services and technology company, in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Presiding Director. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

Interpublic Group 2015 Proxy Statement	7

ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the Committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in such assessment is the Committee’s review of the independent accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our shareholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2015. This firm has been Interpublic’s independent accounting firm since 1952.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2013 and 2014.

Worldwide Fees (in Millions)
Fee Category	2013 ($)	% of Total	2014 ($)	% of Total
Audit Fees(A)	28.22	80.7	27.40	83.8
Audit Related Fees (B)	2.44	7.0	2.18	6.7
Tax Fees (C)	4.15	11.8	3.09	9.5
All Other Fees (D)	0.17	0.5	0.01	0.0
Total Fees	34.98	100.0	32.68	100.0

(A) Audit Fees:     Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, compliance audits and reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(C) Tax Fees:    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees:    Consists of the performance of studies related to information technology and human resources and financial diligence for potential acquisitions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2015

8	Interpublic Group 2015 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2014, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•	Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•	Reviewed management’s compliance with established policies for the hiring of current or former employees of PricewaterhouseCoopers;
•	Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•	Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies relating to such internal accounting and financial reporting controls;

•	Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB); and

•	Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE AUDIT COMMITTEE

Mary J. Steele Guilfoile, Chairman

Jocelyn Carter-Miller

Dawn Hudson

David M. Thomas

February 18, 2015

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ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a requirement under the federal securities laws, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and SEC rules thereunder, we are submitting to an advisory vote of shareholders the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth on pages 21 to 58 of this Proxy Statement. In addition to complying with the requirements of the Dodd-Frank Act, the Board recognizes that providing shareholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of shareholders held in May 2014, a substantial majority of the Company’s shareholders voted on an advisory basis to approve the compensation received by our named executive officers in fiscal 2013. The Compensation Committee believes this reflects shareholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance- based incentives, which are contingent on the Company’s achievement of pre-defined performance measures.

We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation received by our named executive officers in fiscal 2014. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 21 to 58 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

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OUR CORPORATE GOVERNANCE FRAMEWORK

Our corporate governance framework is designed to ensure strong commitment to maintaining sound corporate governance practices. Our governance framework enables independent and skilled directors to provide oversight, advice, and counsel to promote the interests of Interpublic and its shareholders. Key governance policies and processes include our code of conduct, our comprehensive enterprise-wide risk management program, our commitment to transparent financial reporting, and our systems of internal checks and balances.

You may view our Corporate Governance Guidelines, and the charters of each of our board committees, and the codes of conduct for our employees and directors on Interpublic’s website at http://www.interpublic.com or you may obtain copies free of charge by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. These documents provide the framework for our governance at the board level. Our directors understand that they serve you as shareholders in carrying out their responsibility to oversee the operation and strategic direction of our company. To do so effectively, our board along with management regularly reviews our Corporate Governance Guidelines, our charters and practices to assure that they are appropriate and reflect high standards.

INTERPUBLIC GOVERNANCE HIGHLIGHTS

Key Governance Principles	¡	All directors are elected annually
	¡	In uncontested director elections, our directors are elected by a majority of shares present and entitled to vote
	¡	Directors may not stand for reelection after age 74, unless otherwise determined by the Board that waiving such requirement/prohibition is in the best interests of shareholders
	¡	Directors annually review and assess board performance and the overall skills and areas of expertise present on the Board, and when determined to be in the best interests of the Company, recommend to shareholders the election of new directors to add a fresh perspective and assure adequate succession planning
	¡	No member of the Audit Committee may serve on the audit committees of more than two other public companies
Board Independence	¡	9 of the 10 director nominees are independent
	¡	Our CEO is the only member of management who serves as a director
	¡	Our Audit, Compensation and Leadership Talent, Corporate Governance, and Finance committees are comprised solely of independent directors
	¡	The committee chairs play a key role in shaping the agendas and information presented to their committees
	¡	The Board and the Committees have the authority to hire independent advisors, as they deem appropriate
Presiding Director	¡	The independent directors annually elect an independent Presiding Director
	¡	The Presiding Director chairs regularly scheduled executive sessions
	¡	The Presiding Director, together with the Chairman, plays a key role in forming the agendas and information presented to the Board
	¡	The Presiding Director has additional duties and responsibilities set forth on page 17
Board Oversight of Risk and Strategy	¡	Enterprise-wide risk management is overseen by our Audit Committee, which reports on such matters to the Board
	¡	Our Compensation Committee reviews compensation practices to ensure that they do not encourage imprudent risk taking
	¡	Our Board directly oversees and advises management on development and execution of corporate strategy
Shareholder Rights	¡	No “poison pill” or similar shareholder rights plan
	¡	No supermajority voting requirements

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Our Corporate Governance Framework

Shareholder Rights	¡	Shareholders holding 25% or more of the Company’s common stock have the right to require that we hold a special shareholders’ meeting to consider matters that are the proper subject of shareholder action
	¡	Regular outreach and engagement with shareholders
Compensation Governance	¡	A significant percentage of the compensation paid to our named executive officers (“NEOs”) is performance-based and exposed to fluctuations in the price of our common stock
	¡	Robust stock ownership guidelines for our NEOs, directors and other senior executives (pages 18 and 38)
	¡	The Compensation and Leadership Talent Committee engages an independent consultant on executive compensation matters
Succession Planning	¡	CEO and management succession planning is one of the board’s highest priorities
	¡	Our board devotes significant attention to identifying and developing talented senior leaders

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has ten directors, one of whom, Michael I. Roth, is an employee of Interpublic (referred to in this Proxy Statement as the “Management Director”) and nine of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). At its meeting held on March 25, 2015, the Corporate Governance Committee determined that each of the Non-Management Directors is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards for 2015 (because all of the Non-Management Directors are independent), the Board nevertheless held several executive sessions of its independent directors during 2014, with Mr. Thomas in his role of the Presiding Director serving as the chairperson of the sessions.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

Effective as of March 1, 2015, Deborah Ellinger, Henry Miller and Jonathan Miller, were elected as directors by the Board (the “New Directors”). The New Directors were initially identified to the Corporate Governance Committee through a combination of a third party search firm used by the Board and candidates identified by a significant shareholder of the Company. Prior to their election, the Committee performed a review of the backgrounds and qualifications, including interviews with each New Director, on the basis of which the Committee recommended each New Director to the Board as a nominee for election by the Board. Each of the New Directors has been nominated for election by the shareholders at the 2015 annual Meeting.

Each of the directors nominated for election at the 2015 annual meeting were evaluated and recommended to the Board for nomination by the Corporate Governance Committee, and nominated by the Board for election.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•	Their business and professional achievements, knowledge, experience and background, particularly in light of the

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principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	Their integrity and independence of judgment;

•	Their ability and willingness to devote the time necessary to fulfill Board duties;

•	Their qualifications for membership on one or more of the committees of the Board;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•	Their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	The needs of the Board and Interpublic; and

•	The Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the

Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2016. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including work environment, diversity, recruiting and development programs.

Code Of Conduct

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, may be viewed on Interpublic’s website at http://www.interpublic.com or a copy may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: SVP, General Counsel and Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, or to any individual director, as applicable, by writing to them at the following address:

c/o SVP, General Counsel & Secretary

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

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Our Corporate Governance Framework

MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board, absent special circumstances. The Board of Directors held 13 meetings in 2014 and committees of the Board held a total of 19 meetings. During 2014, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Shareholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Shareholders. However, each current director who was a director at the time of the 2014 Annual Meeting attended the meeting.

Board Structure and Committees

The standing committees of the Board consist of the Audit Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee, the Executive Committee and the Finance Committee. The activities of the Audit Committee, Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Finance Committee are each governed by a charter that may be viewed on Interpublic’s website at http://www.interpublic.com or may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: SVP, General Counsel & Secretary. A description of the responsibilities of each standing Committee of the Board is provided below under the heading “Principal Committees of the Board of Directors.”

Committees of the Board of Directors

The following table shows the Directors who are currently members or chairman of each of the standing Board committees and the number of meetings each committee held in 2014.

Name		Audit	Compensation and Leadership Talent	Corporate Governance	Executive	Finance
Carter-Miller	I	—		C	—
Ellinger	I		—			—
Greeniaus	I		—
Guilfoile	I	C		—	—
Hudson	I	—				—
Kerr	I	—	C		—
H. Miller	I			—		—
J. Miller	I			—		—
Roth	¿				C
Thomas	PD I		—		—	C
Number of Meetings in 2014		9	6	4	0	0

¿Chairman of the Board    C Committee Chair        — Member        I Independent Director        PD Presiding Director

Board and Committee Changes and Realignment Effective March 1, 2015, the following changes to the Board and Committee structure took place:

Director Resignations	Jill Considine and Richard Goldstein each retired from the Board. During 2014 and until their retirements, each served as a member of the Compensation and Corporate Governance committees.

Director Elections	Deborah Ellinger, Henry Miller and Jonathan Miller were each elected to the Board and chosen to serve on the committees shown in the above table.

Finance Committee	The Finance Committee was established by the Board, with the roles and responsibilities described in further detail on page 16.

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Audit Committee

Roles and Responsibilities:

•  Reviews the annual financial information to be provided to shareholders and the SEC;

•  Reviews the system of internal controls established by management;

•  Reviews financial reporting policies, procedures and internal controls;

•  Reviews and oversees the internal and external audit processes;

•  Responsible for the selection, compensation, retention and oversight of Interpublic’s independent accounting firm;

•  Responsible for the other activities described in greater detail in the Audit Committee Report on page 9;

•  Responsible for other activities described in greater detail under the heading:

–   “The Board’s Role in Risk Oversight” on page 17; and

–   “Transactions with Related Persons” on page 17.

Independence and Financial Literacy

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules.

Committee Members: Carter-Miller (F, I) Guilfoile (C, F, I) Hudson (F, I) Kerr (F, I) Number of meetings during 2014: 9

Compensation and Leadership Talent Committee

Roles and Responsibilities:

•  Reviews and adopts the executive compensation philosophy for the Company;

•  Reviews the Company’s initiatives to attract, develop and retain key employees on an ongoing basis and, with the full Board, reviews succession plans for key executive positions;

•  Reviews and recommends to the Board, the compensation of the CEO;

•  In consultation with the CEO, approves the compensation of the executive officers, other than the CEO, and approves the compensation of other senior executives of the company and its subsidiaries;

•  Oversees and administers the Company’s equity performance incentive plans;

•  Establishes the performance measures and goals and verifies the achievement of performance goals under performance-based incentive compensation and equity plans;

•  Reviews the Company’s share ownership guidelines for selected senior executives; and

•  The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis under the heading “How Compensation Decisions are Made” on page 27.

Independence

Each member of the Compensation and Leadership Talent Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Ellinger (I) Greeniaus (I) Kerr (C, I) Thomas (I) Number of meetings during 2014: 6

C = Committee Chair

F = Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations

I  = Determined by the Board to be independent under the NYSE Listed Company Rules and applicable SEC rules and regulations

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Our Corporate Governance Framework

Corporate Governance Committee

Roles and Responsibilities:

• Oversees corporate governance issues and makes recommendations to the Board;

• Identifies, evaluates, and recommends candidates for nomination to the Board and the appointment of Board committee members;

• Reviews and makes recommendations to the Board regarding director independence;

• Reviews and advises management on the company’s social responsibility initiatives;

• Oversees and recommends to the Board the CEO succession planning;

• Oversees the annual self-evaluation process of the Board and Committees; and

• Responsible for approving the compensation paid to the Board and committee members.

Independence

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Carter-Miller (C, I) Guilfoile (I) H. Miller (I) J. Miller (I) Number of meetings during 2014: 4

Executive Committee
Roles and Responsibilities: • Acts on the Board’s behalf between Board meetings.	Committee Members: Carter-Miller (I) Guilfoile (I) Kerr (I) Roth (C) Thomas (I) Number of meetings during 2014: 0

Finance Committee

Roles and Responsibilities:

• Reviews and recommends to the Board annual financial plan and annual capital plan, as well as the company’s financial forecast and long-term performance targets goals;

• Reviews and recommends to the Board global financial policies and practices and reviews and analyzes financial matters, acquisitions and divestiture transactions; and

• Reviews and recommends to the Board the dividend and share repurchase policies to the Board, as well as the company’s capital and debt structure.

Independence

Each member of the Finance Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Ellinger (I) Hudson (I) H. Miller (I) J. Miller (I) D. Thomas (C, I) Formed in 2015

C = Committee Chair

I  = Determined by the Board to be independent under the NYSE Listed Company Rules and applicable SEC rules and regulations

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BOARD LEADERSHIP STRUCTURE

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading discussions with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution and enhances the information flow between management and the Board, which are essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Presiding Director, provides the most efficient and effective leadership structure for Interpublic, and accordingly is in the best interests of Interpublic and our shareholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director, convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Mr. Thomas currently serves as the Presiding Director.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board and its committees have an active role in the oversight and management of Interpublic’s risks. Elements of the Board’s risk management practices include:

•	An annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•	Specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•	Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters; Audit
Committee administration of Interpublic’s Related Person Transaction Policy;

•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any Directors and potential conflicts of interest;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices;

•	The establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all business acquisitions above a modest dollar amount.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person

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Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company his or her compliance with Related Person Transaction Policy as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such compliance at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether or not to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its shareholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	The benefits of the transaction to Interpublic;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	The direct or indirect nature of the Related Person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions not approved or ratified as required by the Related Person Transaction Policy are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Since January 1, 2014, there have been no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

DIRECTOR SHARE OWNERSHIP GUIDELINES

The Compensation Committee has adopted Common Stock ownership guidelines for Non-Management Directors. These guidelines set the minimum ownership expectations for Non-Management Directors at a value of $300,000, which represents three times the Directors’ current annual cash retainer of $100,000. Non-Management Directors elected after 2009 have five years from their initial election to meet this guideline. Outstanding shares of restricted stock are included in a Director’s share ownership, but Common Stock underlying unexercised stock options is not included. The Company believes that the equity component of director compensation serves to further align the Non-Management

Directors with the interests of our shareholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 19 and “Share Ownership of Management” on page 60. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion and Analysis — Share Ownership Guidelines.” As of March 27, 2015, all Non-Management Directors had met or exceeded these guidelines, with the exception of Ms. Ellinger and Messrs. H. Miller and J. Miller, each of whom joined the Board on March 1, 2015.

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NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2014, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

For 2014, the Chairpersons of the Compensation Committee and the Audit Committee each received an additional annual retainer of $20,000 and the Chairperson of the Corporate Governance Committee received an additional annual retainer of $15,000 per year.

Presiding Director Retainer Fees

For 2014, the Presiding Director received a retainer of $25,000. This retainer was in addition to the retainers Mr. Thomas received for service as a Non-Management Director and for serving as the Chairperson of the Corporate Governance Committee.

Non-Management Directors Plan

Each Non-Management Director in 2014 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock having a market value of $150,000 on the date of grant (the “Restricted Shares”) under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the shareholders in 2009 (the “2009 Directors Plan”).

Under the terms of the 2009 Director Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of that date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason.

On May 30, 2014, in accordance with the 2009 Directors’ Plan, Mss. Carter-Miller, Considine, Guilfoile and Hudson and Messrs. Goldstein, Greeniaus, Kerr and Thomas each received a grant of 7,867 Restricted Shares.

Deferred Compensation

Mr. Goldstein and Ms. Considine each had an agreement with Interpublic under which they deferred all director fees for service before 2007. In 2014, the amounts deferred earned interest credits at an annual rate of 0.12%. This rate did not constitute “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules. The total amounts deferred, plus all accrued interest, was paid to them in a lump-sum in 2015 following their retirement from the Board.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Interpublic Group 2015 Proxy Statement	19

Non-Management Director Compensation

Director Summary Compensation Table

The following table shows the compensation paid to Non-Management Directors for 2014.(1)

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Jocelyn Carter-Miller	100,000	150,000	0	5,100	255,100
Jill M. Considine	100,000	150,000	0	20,000	270,000
Richard A. Goldstein	100,000	150,000	0	20,000	270,000
H. John Greeniaus	100,000	150,000	0	20,000	270,000
Mary J. Steele Guilfoile	120,000	150,000	0	11,000	281,000
Dawn Hudson	100,000	150,000	0	20,000	270,000
William T. Kerr	120,000	150,000	0	20,000	290,000
David M. Thomas	140,000	150,000	0	20,000	310,000

(1)	Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as Director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 41, and the sections that follow the Summary Compensation Table.

(2)	Consists of annual retainer fees, Committee chairmanship retainer fees and, for Mr. Thomas, the retainer fee for service as the Presiding Director.

(3)	Consists of the grant date fair value of the restricted stock awards granted on May 30, 2014, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 11 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”).

(4)	Consists entirely of matching charitable contributions made by Interpublic under Interpublic’s Charitable Matching Program.

20	Interpublic Group 2015 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS

Our 2014 Named Executive Officers:

Michael Roth	Chairman and Chief Executive Officer
Frank Mergenthaler	EVP, Chief Financial Officer
Philippe Krakowsky	EVP, Chief Strategy and Talent Officer
Andrew Bonzani	SVP, General Counsel & Secretary
Christopher Carroll	SVP, Controller and Chief Accounting Officer

This section of our Proxy Statement provides an overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term shareholder value. This section of the Proxy Statement also details how we pay our “Named Executive Officers”, as well as the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “Committee”) in arriving at specific compensation policies and decisions involving executive pay in 2014.

EXECUTIVE SUMMARY

Executive Compensation Highlights for 2014

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance, making the ultimate payout from these incentives higher when performance is strong and, conversely, lower (or zero) when performance does not measure up to our targets. This correlation between our performance and pay aligns Executive Officers with the interests of our shareholders. The strong alignment of our pay with operating results has been reflected in the levels of actual pay earned by our executives over the past three years. This alignment has been positively recognized by shareholder advisory services.

The incentives provided to our Named Executive Officers (NEOs) are predominantly performance-based and are earned based on achieving corporate financial goals, with the exception of a portion of their long-term incentive (1/4) which is linked directly to shareholder interests and awarded in restricted shares whose final earned value is tied to the performance of our stock price.

In 2014, in addition to the use of organic revenue growth and operating income before incentives as financial metrics for determining the final earned value of our performance-based long-term incentive awards, a relative total shareholder return (TSR) modifier was added to the performance-based shares granted to our NEOs. Furthermore, for 2015 we have introduced a modifier to the annual incentive plan as well. This modifier is based on IPG’s Salary and Related Salaries (SRS) ratio and has been introduced to enhance focus on driving improvement to this key metric.

Approximately 90% of the target total 2014 compensation (excluding benefits) for the Chairman &

CEO was variable pay, while on average variable pay represented 71% of target total compensation (excluding benefits) for all other NEOs.

Our programs require executive share ownership. We adopted share ownership guidelines (SOG) in 2007. Our CEO’s ownership guideline is 6x base salary; all other NEOs have guidelines set at 2x base salary, thereby ensuring further alignment with shareholders. All NEOs are in compliance with, or for those more recently arrived at the company, in the process of achieving their established ownership guideline. Among the NEOs, including the CEO, with tenure that requires them to have already achieved their SOG level, average ownership was at over 300% of the established ownership guideline as of the end of 2014. Beginning in 2013, the company added a new stock holding requirement to the SOG such that executives who have not met their established guideline level in the time allotted are required to hold all net after-tax shares delivered from equity vestings until such time as requirements are met.

Our incentive plans include appropriate safeguards. We prohibit our NEOs and other senior executives from engaging in any transaction involving derivatives designed to hedge against the risk associated with ownership of IPG shares. Our Performance Incentive Plan, approved in 2014, prohibits the re-pricing of stock options without shareholder approval and does not allow for the granting of “reload” stock options which provide for the grant of additional stock options upon the exercise of previously granted stock options. In addition, we have an active “clawback” policy under which compensation can be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

We appropriately limit guaranteed compensation. As indicated above, the majority of our compensation is

Interpublic Group 2015 Proxy Statement	21

Compensation Discussion & Analysis

performance based. As shown on pages 41 and 44 of the Summary Compensation Table, excluding an Executive Dental Plan and Charitable Matching Program we do not provide company-paid perquisites to our most senior executives. We also do not provide for any cash severance payments that exceed 2.99 times the sum of base salary and target annual incentive. Dividends cannot be earned on unvested performance shares.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change of control exceed certain limits. If IPG were to experience a change of control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes.

These practices were validated at our annual meeting of shareholders in May 2014 when a substantial number of votes (98%) were cast in favor of our 2013 executive compensation pay practices and structural changes which were to be put in place for 2014.

As a result of additional shareholder and proxy advisory feedback, we made several modifications to our 2014 pay programs to further align pay and performance and adhere to market “best practices”. These include: Heavier emphasis on financial performance in the short-term incentive plan (80%), introduction of 3-year goals in the long-term incentive plan, and the addition of a TSR modifier relative to peers on the long-term incentive plan.

We believe that these changes, in addition to our existing programs, continue to ensure our executive compensation programs are aligned with best practices in corporate governance and promote a strong relationship between pay and performance.

2014 Business Highlights

This past year, IPG delivered strong performance on a number of fronts. For the year, the average total shareholder returns for our core competitive peer group was slightly negative, while IPG total shareholder return was up 20%, significantly outperforming our direct peer group, as well as the S&P 500. This record of comprehensive relative outperformance extends back seven years, with market outperformance going back nine years, and continues to be an area of primary focus.

Our agencies received the highest level of industry accolades that we have garnered in well over a decade. As important, the caliber of our professional offerings was evident in our industry-leading new business performance.

We continued to develop digital talent and capabilities across our portfolio and to invest in our people, particularly in key growth disciplines and emerging markets. This, in turn, led us to exceed the growth and margin targets that we had set entering 2014. We also further strengthened our balance sheet and enhanced our robust capital return programs. Our progress across operational and financial areas of the company was reflected in share performance that led our industry and the broader marketplace.

Among the company’s financial highlights, organic revenue growth was 5.5% and operating margin increased 120 basis points to 10.5% for the full year (excluding the impact of restructuring and related costs in 2013), beating our targets for both metrics. As a result, operating profit grew 20% for the full year. We grew in all major world regions, with the exception of Continental Europe. The US, China, India and Brazil were markets in which we saw notably strong results. Highlights of our performance included solid growth from all major disciplines, including advertising, marketing services and media. We had especially strong performance from the digital capabilities we have embedded across the group.

Operationally, our company continued to successfully execute on our long-term strategy, which features creativity, native digital expertise, and integration of services as key pillars of focus and investment. As relates to the third of these important priorities, we saw continued success with our “open architecture” approach to creating marketing solutions that integrate the best of our talent across the organization. By putting together client teams customized to specific client challenges, we are delivering a level of integration that differentiates us in the marketplace. This model drove growth across the group, most notably our wins in the year’s largest holding company level global consolidation, as well as one of the largest integrated pitches ever staged in Latin America. In both instances, we prevailed against the full range of our competitive peers. We saw many additional multi-agency opportunities come into the group, domestically and internationally, and we continued to improve our delivery of custom, integrated solutions on a number of existing multinational clients.

In 2014, our company continued to enhance our capital structure and capital allocation programs. Since 2011, we have returned a total of $2.0 billion to shareholders through a combination of dividends and share repurchases, reducing our outstanding shares by 25% (both basic and eligible for dilution). In 2014, we returned more than $430 million to shareholders through share repurchases and common stock dividends, with average diluted shares outstanding decreasing 4% from the previous year (both basic and eligible for dilution). These factors combined to positively impact the company’s financial results which, along with our strong organic growth, were evident in our outstanding share performance.

22	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

Target Compensation

For 2014, approximately 90% of the target total compensation (excluding benefits) for the Chairman & CEO was variable pay, while on average variable pay represented 71% of target total compensation (excluding benefits) for all other NEOs. For our NEOs, 100% of the annual incentives and 75% of long-term incentives could be earned only if corporate financial performance goals were met. The remaining 25% of their long-term incentive target was tied directly to shareholder interests and granted in restricted shares tied to our stock price performance.

2014 Compensation Highlights

The Committee annually reviews the Company’s compensation policies and programs and continues to believe that they encourage executives to remain focused on delivering against both the short-term and long-term goals of the Company. In 2014, the Committee made the following few adjustments to remain competitive in the market for talent, to strengthen the retention of our current NEOs and continue strengthening the linkage between pay and long-term performance:

•	Base salaries: Based on Mr. Bonzani’s proven performance and growth within the role of SVP, General Counsel and Secretary, the Committee increased Mr. Bonzani’s salary from $600,000 to $700,000, effective January 1, 2014, better aligning his base salary with the market. No changes were made to base salary levels for other NEOs during 2014 (the chart on page 24 below will reflect an increase in earned base salary for Mr. Carroll due only to the fact that his salary had been prorated in 2013).

•	Annual Incentives: A change in the annual incentive design was approved for the 2014 incentive cycle specifically in regards to the financial measures used to calculate awards. The first measure, Organic Revenue Growth (OG), remained unchanged from previous years and continued to carry a 20% weight. The second measure was changed from Operating Income After Incentives (OIAI) Margin to Operating Income Before Incentives (OIBI) Margin. This subtle change was intended to better align the plan with the way our Networks/Agencies track profitability, which also allowed a more accurate push-down of clear and understandable financial targets to their respective local units. OIBI Margin represented a 60% weighting (versus the 50% weighting OIAI Margin held in 2013). The remaining 20% weight was based on each NEO’s achievement of strategic non-financial goals/high-priority objectives (HPOs). Note: definitions of all peformance metrics can be found on page 30 under the heading “Performance Metrics”. No changes were made to the annual incentive targets as a percent of base salary for the NEOs, however target annual incentive dollar values did increase for Mr. Bonzani and Mr. Carroll due to increases to their base salaries earned in 2014.

•	Long-term Incentives: For 2014, IPG shifted the focus of long-term incentive awards for NEO’s from cash-based awards to equity-based awards. Accordingly, the Committee decided that 75% of the target long-term incentive value for each of the NEOs would be delivered in equity (an increase from 67% for the Chairman & CEO and from 33% for the other NEOs). The total target value of the NEOs 2014 grants consisted 50% of performance-based shares, 25% of restricted shares and 25% of performance-based cash.

For 2014, performance-based share awards for NEOs are based on a longer-term performance forecast of 3 years rather than the 2-year performance that was forecasted for awards granted in prior years. In addition, while the performance-based share awards granted to NEOs in 2014 continue to be based on Cumulative OG (30%) and OIBI Margin (70%) of IPG, we have also introduced a Relative Total Shareholder Return (“TSR”) Modifier to this award. This Relative TSR Modifier could result in an upward or downward adjustment to the performance rating (determined based on OG and OIBI Margin) by as

Interpublic Group 2015 Proxy Statement	23

Compensation Discussion & Analysis

much as 10%. The amount of the adjustment is based on how well IPG’s 3-year Total Shareholder Return compares to that of its Compensation Peer Group as published in the 2014 Proxy Statement at the end of the performance period.

To better align target long-term incentives with the competitive market, the Committee approved increases in the annual targeted LTI values for Michael Roth (from $7,800,000 to $8,800,000), Frank Mergenthaler (from $2,350,000 to $2,500,000), Philippe Krakowsky (from $2,000,000 to $2,150,000) and Andrew Bonzani (from $750,000 to $1,000,000).

•	Change in Control Provisions: In 2014, shareholders approved the 2014 Performance Incentive Plan (2014

PIP) which included modifications to the treatment of annual and long-term incentives upon a change in control. For annual incentives, the 2009 PIP allowed for the payment of full target annual incentive amounts in the event of a change in control at any point in the year. Under the 2014 PIP, pro-rata target annual incentive amounts would be paid if the change in control occurs in the first quarter; full target annual incentive amounts would be provided if the change in control occurs after the first quarter. For long-term incentives, to better align with current market norms and the best interest of shareholders, IPG moved from single- to double-trigger accelerated vesting for all awards granted in 2014 and future years.

Details on these changes are provided in the following table.

2014 Target Compensation vs. 2013

Name		Base Salary Earned [1]	Target AI		Annual LTI Value at Target [2]	Total Annual Target Comp.	Difference in Total Annual Target Comp.	One-time LTI Award Value at Target	Total Target Comp.	Difference in Year- Over-Year Total Target Comp.
	Year	($)	(%)	($)	($)	($)	($)	($)	($)	($)
Michael Roth	2014	$1,400,000	200%	$2,800,000	$8,800,000	$13,000,000	$1,000,000	$0	$13,000,000	$1,000,000
	2013	$1,400,000	200%	$2,800,000	$7,800,000	$12,000,000		$0	$12,000,000
Frank Mergenthaler	2014	$1,000,000	125%	$1,250,000	$2,500,000	$4,750,000	$150,000	$0	$4,750,000	($100,000)
	2013	$1,000,000	125%	$1,250,000	$2,350,000	$4,600,000		$250,000	$4,850,000
Philippe Krakowsky	2014	$800,000	125%	$1,000,000	$2,150,000	$3,950,000	$150,000	$0	$3,950,000	($50,000)
	2013	$800,000	125%	$1,000,000	$2,000,000	$3,800,000		$200,000	$4,000,000
Andrew Bonzani	2014	$700,000	75%	$525,000	$1,000,000	$2,225,000	$425,000	$0	$2,225,000	$425,000
	2013	$600,000	75%	$450,000	$750,000	$1,800,000		$0	$1,800,000
Christopher Carroll	2014	$565,110	60%	$339,066	$500,000	$1,404,176	$8,693	$0	$1,404,176	($556,417)
	2013	$559,677	60%	$335,806	$500,000	$1,395,483		$565,110	$1,960,593

(1)	Mr. Carroll’s annual base salary increased from $543,375 to $565,110 effective April 1, 2013 to reflect a standard merit increase. The value reported in the table above reflects the actual salary received, calculated as a weighted average at the two different annual salary levels. Mr. Bonzani’s salary increased from $600,000 to $700,000 effective January 1, 2014 in order to better align his pay with market.

(2)	In 2014, the Committee approved increases to the annual long-term incentive targets for Mssrs. Roth, Mergenthaler, Krakowsky and Bonzani in order to better align their targets with the market.

24	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Annual Incentives (paid in 2015)

Name	Annual Incentive Target	Annual Incentive Payment
	($)	($)	% of Target
Michael Roth	$2,800,000	$3,800,000	136%
Frank Mergenthaler	$1,250,000	$1,750,000	140%
Philippe Krakowsky	$1,000,000	$1,450,000	145%
Andrew Bonzani	$525,000	$700,000	133%
Christopher Carroll	$339,066	$460,000	136%

2014 Long-term Incentive awards (vesting in 2017):

Name	2014 Long Term Incentive Target Value Awarded (value of A+B+C)	Value of Restricted Shares at Grant[1](25% of Total) (A)	Value of Target Performance Shares, 2014-16 Performance Cycle[1] (50% of Total) (B)	Target $ Performance Cash Award, 2014-15 Performance Cycle (25% of Total) (C)
Michael Roth	$8,800,000	$2,200,000 (124,540 shares)	$4,400,000 (249,080 target shares)	$2,200,000
Frank Mergenthaler	$2,500,000	$ 625,000 (35,380 shares)	$1,250,000 (70,761 target shares)	$ 625,000
Philippe Krakowsky	$2,150,000	$ 537,500 (30,427 shares)	$1,075,000 (60,854 target shares)	$ 537,500
Andrew Bonzani	$1,000,000	$ 250,000 (14,152 shares)	$ 500,000 (28,304 target shares)	$ 250,000
Christopher Carroll	$500,000	$ 125,000 (7,076 shares)	$ 250,000 (14,152 target shares)	$ 125,000

(1)	The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($17.665 on February 28, 2014) and rounding down to the nearest whole share. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since the awards do not pay any dividends or dividend equivalents while the awards are outstanding.

Details relating to determination of the above awards are provided on page 33 under the heading “2014 Long-term Incentive Awards.”

Payout of 2012 Long-term Incentive Awards

For the 2012-2013 performance cycle, the corporate goals achieved were 77.6% of the target amount. This resulted in the following payments in February 2015:

2012 - 2013 Performance Awards
		Performance Shares		Performance Cash
Name	% of Target Achieved	Target (#)	Actual (#)	Target ($)	Actual ($)	Cash- Settled	Shares Delivered
Michael Roth	77.60%	199,089	154,493	$2,333,334	$1,810,667	$905,334	40,362
Frank Mergenthaler	77.60%	63,993	49,658	$1,500,000	$1,164,000	$582,000	25,947
Philippe Krakowsky	77.60%	49,772	38,623	$1,166,667	$905,334	$452,667	20,181
Andrew Bonzani	77.60%	17,064	13,241	$400,000	$310,400	$155,200	6,919
Christopher Carroll	77.60%	12,798	9,931	$300,000	$232,800	$116,400	5,189

Further details relating to the 2012-2013 Performance Awards are provided beginning on page 36, under the heading “2012-2013 Performance Award Payouts.”

Interpublic Group 2015 Proxy Statement	25

Compensation Discussion & Analysis

2015 Compensation Decision

For 2015, the annual incentive and long-term incentive plans are largely unchanged from 2014. The only exception is that a modifier has been introduced to the annual incentive design for 2015 and future cycles to enhance focus on driving improvement to our Salary and Related Salaries (“SRS”) ratio. The SRS ratio is a measurement of the relationship between compensation and revenue. For the annual plans, SRS includes all salary and related costs (base salaries, payroll taxes, employee benefits, temporary help, etc.), but excludes severance expenses and annual and long-term incentive compensation. For the 2015 annual incentive plan, if the target SRS ratio is not achieved a modifier will be applied to dollars earned from the OIBI Margin metric of the annual incentive plan (60% weighting) when calculating the payout. Penalties will result from missing targets; no incremental incentives are paid for out-performance.

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

Our executive compensation philosophy remains to provide a performance-based, market-competitive total compensation program that:

•	Supports our talent needs and business objectives

•	Ties a significant portion of pay to performance

•	Aligns with the interests of our shareholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•	Our executive compensation programs will include four major elements: base salary, performance-based annual cash incentives, performance-based long-term cash and equity incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives.

•	Our fixed and performance-based compensation will target our competitive market for talent. Outstanding financial and individual performance may deliver total earned compensation that is above target for certain individuals.

•	Our competitive market for executive leadership includes companies with similar talent requirements within the following sectors: direct advertising, marketing communications, media/entertainment, publishing and, increasingly, digital media.

•	All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•	We will strive to design incentive programs that can be responsive to unique market requirements and that provide meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior executives and non-management directors will be required to meet stock ownership guidelines.

•	When warranted, incentive recovery policies will be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

26	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation and Leadership Talent Committee

The Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, the Committee is responsible for formulating the compensation recommendations for our Chairman & CEO and approving all compensation recommendations for select senior executives including the NEOs. Following review and discussion, the Committee submits its recommendations for compensation for the Chairman & CEO to the non-employee members of our Board for approval. The Committee is supported in its work by the EVP, Chief Strategy and Talent Officer, his staff, and an independent executive compensation consultant as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, is reviewed annually and can be found on our website at www.interpublic.com.

Role of Executive Officers and Management in Compensation Decisions

The Committee makes all pay decisions related to the NEOs. The Chairman & CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the Chairman & CEO does present individual pay recommendations to the Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Committee’s review. The Chairman & CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, Talent Review results, as well as competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The Chairman & CEO, the EVP, Chief Strategy and Talent Officer, the SVP, General Counsel & Secretary, and the Vice President of Global Executive Compensation & Benefits all attend Committee meetings, but are not present for the Committee’s executive sessions, or for any discussion of their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

Setting Compensation for the Named Executive Officers

The Committee reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Role of Independent Consultant

In 2014, the Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

At no time during 2014, nor at any other time, has the Committee directed Meridian to perform its services in any particular manner, or using any particular methodology.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. Pursuant to SEC rules, the Committee annually assesses the independence of Meridian and in 2014 the Committee again concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Committee chair. Meridian meets with the Committee chair and the Committee outside the presence of management.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held in May 2014, a substantial majority of the votes (98%) cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of our approach to executive compensation in 2013 and the structural changes that were approved for 2014. The Committee welcomes feedback and dialogue with shareholders and will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

Interpublic Group 2015 Proxy Statement	27

Compensation Discussion & Analysis

Compensation decisions are made based on the following information:

•	External Market Analysis: The Committee annually conducts a review of the competitive market compensation level for each NEO. This review is performed by the independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•	Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.
•	Individual Performance and Talent Assessment: The Committee’s consideration is also informed by the Company’s Talent Review process. The Committee participates in this annual review with the full membership of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for the IPG CEO position. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market for Talent

In order to ensure our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. In 2013, the Committee approved a single peer group that reflects both talent peers as well as industry peers. The Committee continued to evaluate the compensation of our executives against this same peer group in 2014 based on its belief that this peer group continues to be appropriate.

In December 2013, Meridian Compensation Partners conducted its annual market review to assess the competitiveness of each NEO’s target total compensation (consisting of base salary, target annual incentive and target long-term incentives). Compensation data were analyzed for comparable positions at the 2013 Compensation Peer Group (detailed below) as well as size-relevant data from several published survey sources. Meridian compares each of IPG’s covered positions to comparable positions at peer companies and within the published survey sources based on title and described roles and responsibilities. Retirement benefits are reviewed independently, with the last review conducted in 2011.

Using the size-adjusted data, the 2013 study concluded that executives in aggregate, were positioned near the median of the market for total compensation, however certain officers had various elements of pay that were either above or below this level. The Committee utilized this information, as well as other incumbent specific factors, to determine whether any pay adjustments were warranted for 2014.

For 2013, in light of the consolidation in the advertising industry, the Committee decided to combine its two prior peer groups (Direct Advertising Competitors and Talent Peers) into one, eliminate peers that underwent a corporate transaction, eliminate peers that were considered too large and add peers based on industry, size and consideration by proxy advisory firms. Accordingly, the company eliminated from the 2012 peer groups Aegis Group plc, The McGraw-Hill Companies, Amazon.com, Inc., Google Inc. and The Walt Disney Company, then added Cablevision Systems Corporation, Nielsen Holdings N.V. and Sirius XM Holdings Inc. The resultant 2013 Compensation Peer Group, which was affirmed again for 2014, included the following companies:

Activision Blizzard, Inc.	Gannett Co., Inc.	Sirius XM Holdings Inc.
AOL Inc.	Havas	Thomson-Reuters Corporation
Cablevision Systems Corporation	IAC/InterActivCorp	Time Warner Inc.
CBS Corporation	Liberty Interactive Corporation	Viacom Inc.
Discovery Communications, Inc.	News Corporation	WPP plc
Dun & Bradstreet, Inc.	Nielsen Holdings N.V.	Yahoo! Inc.
eBay Inc.	Omnicom Group Inc.
Electronic Arts Inc.	Publicis Groupe

The median revenue in 2013 for these peer companies was approximately $6.2B as compared to IPG’s 2013 revenue of $7.1B.

Note: While several modifications were made to IPG’s peer groups in 2013, no changes were recommended for 2014 as the group continued to contain a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators.

28	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

2014 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

For the fiscal year ended December 31, 2014, the principal components of IPG’s executive compensation program were:

•	Base salary;

•	Annual incentives;

•	Long-term incentives; and

•	Retirement and other benefits.

Base Salary

Purpose

Base salary is central to our ability to attract and retain talent, including our NEOs. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries.

2014 Base Salary

For the NEOs, base salaries are specified in individual employment agreements (described in greater detail beginning on page 51, under the heading “Employment Agreements”), which give IPG the ability to increase, but not decrease, base salary. In considering whether to increase an executive’s base salary, the Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience.

In an effort to continue aligning Mr. Bonzani’s compensation with market following his first two years with IPG and proven performance as SVP, General Counsel and Secretary, the Committee increased Mr. Bonzani’s salary from $600,000 to $700,000, effective January 1, 2014. No changes were made to base salary levels for other NEOs during 2014.

Base salaries for our NEOs are summarized in the following table:

Name	Base Salary as of 12/31/2013 ($)	Base Salary as of 12/31/2014 ($)	% increase (%)
Michael Roth	$1,400,000	$1,400,000	0%
Frank Mergenthaler	$1,000,000	$1,000,000	0%
Philippe Krakowsky	$800,000	$800,000	0%
Andrew Bonzani	$600,000	$700,000	17%
Christopher Carroll	$565,110	$565,110	0%

Annual Incentives

Purpose

Annual cash incentives remain a standard component of compensation within our labor markets and are in place to reward performance that grows annual organic revenue, increases profitability and involves the achievement of high priority strategic objectives, all of which ultimately drive increased long-term shareholder value. Given this design, our annual incentives encourage senior leaders to stay focused on results, but do not encourage or allow for excessive and unnecessary risk-taking in achieving said results.

Target Annual Incentive Opportunities

Individual incentive award targets are expressed as a percentage of each individual’s base salary. These percentages are based, in part, on the target annual incentive data for compensation peers. Each year, the Committee determines the annual incentive target for the Chairman & CEO and approves the annual incentive targets for the other NEOs after considering recommendations from the Chairman & CEO. In determining the annual cash incentive target, the Committee takes into account the same factors that it considers in determining base salary.

For 2014, the annual cash incentive targets, as a percent of base salary, for the NEOs were as follows (no change from 2013):

2014 Annual Cash Incentive Target
Name	(as % of base salary)
Michael Roth	200%
Frank Mergenthaler	125%
Philippe Krakowsky	125%
Andrew Bonzani	75%
Christopher Carroll	60%

For the NEOs, annual incentive targets are detailed in individual employment agreements (described in greater detail beginning on page 51, under the heading “Employment Agreements”), which give IPG the ability to increase, but not decrease, target percentage levels.

Interpublic Group 2015 Proxy Statement	29

Compensation Discussion & Analysis

Performance Metrics

Annual Incentive Awards are tied to results in three areas:

•	Organic Revenue Growth % (OG): measures ability to drive revenue growth from existing operations, exclusive of acquisitions, divestitures and currency effects

•	Operating Income Before Incentives Margin (OIBI Margin): measures business efficiency and profitability

•	High Priority Objectives (HPOs): focuses individuals on defined goals that contribute to the Company’s short and long-term performance

In 2014, as in past years, actual annual incentive awards earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual HPO ratings. The following changes were made to performance metrics and weightings for all IPG NEOs in 2014:

2013 Annual Incentive Design		2014 Annual Incentive Design
Metric	Weighting	Metric	Weighting
Organic Revenue Growth %	20%	Organic Revenue Growth[1] %	20%
Operating Income After Incentives Margin %	50%	Operating Income Before Incentives Margin[2] %	60%
High-Priority Objectives (HPO’s)	30%	High-Priority Objectives (HPO’s)	20%

Note: Shaded boxes reflect areas where 2014 design differs from 2013 design

(1)	Organic Revenue Growth (OG) reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue as compared to the prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures.

(2)	Operating Income Before Incentives (OIBI) Margin is the most fundamental measure of profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans, and before any restructuring and asset impairment charges divided by gross revenue.

A change in the annual incentive design was approved for the 2014 incentive cycle; specifically in regards to the financial measures used to calculate awards. The first measure, Organic Revenue Growth (OG), remained unchanged from previous years. The second measure was changed from Operating Income After Incentives (OIAI) Margin to Operating Income Before Incentives (OIBI) Margin. This subtle change intends to better align the plan with the way our Networks/Agencies track profitability, also allowing them to more accurately push down clear and understandable financial targets to their respective local units. OG and OIBI Margin targets are set early each year, as part of the Company’s annual budgeting process.

High-priority Objectives (“HPOs”) are also set early in the year, and may consist of quantitative and/or qualitative objectives specific to the individual. HPOs include goals tied to the Company’s overall, or an operating unit’s, strategic priorities and typically include talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all HPOs, performance is assessed after considering written assessments submitted to the Committee for both the Company as a whole and its principal operating units. Results are then ranked as “poor,” “fair,” “good,” excellent” and “spectacular,” and a rating between 0% to 200%, respectively, of the target is assigned.

30	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Financial Performance vs. Goals

Following on the OG of 2.8% in 2013, the OG goal set for 2014 was 3.2%. The OIBI Margin goal set for 2014 was 13.8%, which represented a 150 basis point improvement from the previous year. The actual reported results for 2014 versus these goals is shown by the following chart:

Financial Goals	2014 Goal	2014 Actual
Organic Revenue Growth (%)	3.2%	5.5%
OIBI Margin (%)	13.8%	14.0	% (1)

(1)	OIBI margin is calculated by adding the aggregate value of incentive compensation to operating income and dividing this sum by revenue.

These results were factored into the formulaic calculation for the financial performance portion of the award and resulted in a combined rating of 131.3% reflecting the weightings of the plan design.

HPO Performance vs. Goals

For the corporate NEOs other than Mr. Roth, each executive’s HPO rating was based on the Committee and Chairman & CEO’s assessment and the Committee’s approval of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of 153% against the 2014 HPOs. This reflected his financial and strategic leadership that resulted in: the Company’s highly competitive professional offerings across the portfolio and resulting strong topline growth; further improvement in the Company’s margins and financial position; significant shareholder value creation. Key accomplishments included:

•	Continued enhancement of the Company’s ability to meet the evolving needs of clients, particularly in the delivery of integrated “open architecture solutions,” which were instrumental in strong performance in the pursuit of new business and retention/growth of existing clients.

•	Successfully represented the Company to all key stakeholders, including major multinational clients, prospective clients, as well as current and prospective senior-level employees. Outstanding performance in interactions with the broader financial community. Mr. Roth also continued to promote best practices in corporate governance and disclosure.

•	Led range of financial initiatives that drove margin improvement, built on success in managing capital structure, ensured strong linkage between strategic plan and M&A activity, and continued robust return of capital programs.
•	Further improvement to management processes that more closely link strategy, operations and accountability. Continued to bring high level of focus to development of potential successors from within current senior management ranks.

•	Continued to demonstrate strong personal engagement in and commitment to the Company’s full range of diversity and inclusion efforts; the Company continued to show year-on-year progress across all dimensions of diversity in 2014.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 175% against the 2014 HPOs. This reflected his leadership that resulted in: continued improvement in the Company’s operating results and key financial metrics, as well as its strong capital structure; enhancement of its marketing services offerings; significant shareholder value creation. Key accomplishments included:

•	Drove continued improvement in financial systems, which led to operating margin improvement driven by high levels of revenue conversion and leverage across Company’s cost base. Played primary role in capital markets transaction and working capital management efforts that improved Company’s financial strength. Continued to drive Company’s robust capital return programs.

•	Played lead role in the Company’s outreach to the investor community, which attracted new investment and maintained stability in existing ownership base. Commitment to shareholder engagement was instrumental in continued strength of the Company’s reputation with investor community and resulted in numerous analyst upgrades during the course of the year.

•	Increased involvement in operating management led to continued improvement in the offerings and performance, as well as stronger accountability for financial performance, at the Company’s major marketing services units.

Interpublic Group 2015 Proxy Statement	31

Compensation Discussion & Analysis

•	Continued strong involvement and leadership in diversity and inclusion activity, as Chairperson of the Corporate Diversity Council and an executive sponsor of MERGE (IPG Multicultural Employee Resource Groups for Excellence).

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 200% against the 2014 HPOs. This reflected his leadership role in: building a portfolio of offerings that is highly competitive, particularly in growth areas such as digital/emerging media; a range of operational, talent and client matters; significant shareholder value creation. Key accomplishments included:

•	Further engagement with operating unit leadership in strategic and leadership development, so as to ensure the competitiveness of the Company’s offerings. This resulted in the continued evolution of our capabilities to meet the needs of the marketplace and in high levels of industry recognition for the quality of our talent and professional offerings.

•	Activation and involvement in IPG-wide teams on a number of major clients and new business opportunities, matching talent to client needs, thereby securing or expanding those business relationships and differentiating the Company.

•	Continued to enhance talent management and compensation processes to link operating strategy and global client needs, which position the company for future growth. Effectively represented the Company within the industry and related sectors in such as way as to increasingly make it an employer of choice relative to its competitive set.

•	Continued strong involvement and leadership in diversity and inclusion activity, including full engagement with operating unit leadership and linking of compensation to their results, as well as active participation in the Corporate Diversity Council.

Mr. Bonzani

Mr. Bonzani received a HPO rating of 141% against the 2014 HPOs. This reflected his leadership in the enhancement of the Company’s legal department, his stewardship of certain board functions and his increased involvement in operating matters. Key accomplishments included:

•	Close support of executive management in efforts to bolster agency leadership and attract key hires.

•	Leadership role in process that led to the identification of new independent directors who joined the Board in March of 2015.

•	Further restructuring of key legal coverage areas, including greater focus on regulatory compliance. Continued success in securing favorable outcomes on a number of high-profile litigations and disputes. These led to recognition of the department by third party organizations and legal publications.

•	Active support of the Company’s diversity and inclusion initiatives, including ongoing role as one of two Executive Sponsors of the Women’s Leadership Network and as a member of the Corporate Diversity Council.

Mr. Carroll

Mr. Carroll received an HPO rating of 153% against the 2014 HPOs in recognition of his leadership of the controller’s organization and successful implementation of a number of major finance optimization initiatives. Key accomplishments included:

•	Improvements to the closing process that resulted in enhanced speed and efficiency, positioning company to complete its quarterly and annual reporting ahead of major competitors.

•	Continued progress in implementation of multi-year finance optimization plan. Back office operations of additional 33 agencies in 11 counties were consolidated, 35 legacy systems were retired and over 5,000 users added to Vantage/SAP platform.

•	SOX/business control testing results improvements that resulted in the company’s highest pass percentages since inception of testing, in 2005.

•	Active support of the Company’s diversity and inclusion initiatives, including recruitment of diverse candidates for key senior finance posts.

32	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Annual Incentive Payouts

Following its regular practice, for the NEOs the Committee considered IPG’s financial performance and each individual’s achievement of individual HPOs when determining annual incentive payments. For the fiscal year ended December 31, 2014, the NEOs received the following annual incentive and supplemental awards, which were paid in March 2015:

	Annual Incentive	Annual Incentive Payment
Name	Target $	$	% of Target
Michael Roth	$2,800,000	$3,800,000	136%
Frank Mergenthaler	$1,250,000	$1,750,000	140%
Philippe Krakowsky	$1,000,000	$1,450,000	145%
Andrew Bonzani	$525,000	$700,000	133%
Christopher Carroll	$339,066	$460,000	136%

Long-term Incentives

Purpose

Long-term incentive awards are designed to retain and attract top talent, and align executive and shareholder interests by focusing recipients on the long-term performance of IPG and its principal operating units. Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive and unnecessary risk-taking in achieving this aim. The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event they terminate their employment.

2014 Long-term Incentive Awards

In 2014, as in prior years, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its March meeting, the Committee determined the long-term incentive target awards under the Performance Incentive Plan, defined as a dollar expected value, for the Chairman & CEO and, after considering recommendations from the Chairman & CEO, approved the long-term incentive targets for the other NEOs. The Chairman & CEO’s long-term incentives were discussed and approved by the full Board.

The determination of the annual long-term incentive award is assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance.

For the NEOs, long-term incentive targets are the subject of individual employment agreements (described in greater detail beginning under the heading “Employment Agreements” on page 51) which allow IPG to increase, but not decrease, long-term incentive targets.

For 2014, IPG shifted the focus of long-term incentive awards for NEO’s from cash-based awards to equity-based awards. Accordingly, the Committee decided that 75% of the target long-term incentive value for each of the NEOs would be delivered in equity (an increase from 67% for the Chairman & CEO and from 33% for the other NEOs). The total target value of the NEOs 2014 grants consisted 50% of performance-based shares, 25% of restricted shares and 25% of performance-based cash.

Interpublic Group 2015 Proxy Statement	33

Compensation Discussion & Analysis

The table below reflects the changes that were made to long-term incentive design for all IPG NEOs in 2014. Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned.

	2013 Long-term Incentive Design	2014 Long-term Incentive Design
LTI Vehicle	CEO: 1/3 Stock Options; 1/3 Performance Shares; 1/3 Performance Cash[1] All Other NEOs: 1/3 Performance Shares; 2/3 Performance Cash[1]	All NEOs (including CEO) 1/2 Performance Shares settling in shares; 1/4 in Performance Cash settling in cash; 1/4 in Restricted Shares
Performance Period	2 years for performance shares and performance cash	3 years for Performance Shares; 2 years for Performance Cash
Performance Metrics	Cumulative Organic Revenue Growth (OG)[2] (30%) and Operating Income Before Incentive Margin (OIBI)[3] (70%)	Cumulative Organic Revenue Growth (OG)[2] (30%) and Operating Income Before Incentive Margin (OIBI)[3] (70%)
Relative Total Shareholder Return (TSR) Modifier	Not applicable	+/- 10% applied to the performance rating on the performance-based share portion of award[4]
Payout Range [5]	0%-300% of target for performance share and cash awards	0%-300% of target based on OG and OIBI metrics for performance share and cash awards; final rating on performance shares is then modified up or down by up to 10% based on Relative TSR performance
Vesting	100% after year 3	100% after year 3

Note: Shaded boxes reflect areas where recommended design differs from current design.

(1)	For 2013, performance cash settles 50% in shares and 50% in cash.

(2)	Organic Revenue Growth (OG) reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue over prior year’s results, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures.

(3)	Operating Income Before Incentives (OIBI) Margin is the most fundamental measure of profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans, and before any restructuring and asset impairment charges divided by gross revenue.

(4)	Total Shareholder Return is a metric that assesses share performance over a defined period of time which reflects the change in stock price plus an assumed reinvestment of dividends into additional shares of stock. For the 2014 performance-based share awards, the modifier will be based on IPG’s TSR over a three-year period compared to a group of peer companies. TSR will be based on 30-trading day average opening and closing prices; calculated as (Closing Price + Reinvested Dividends)/Opening Price – 1. For purposes of this award the opening price will be the 30-trading days prior to January 1, 2014 and the closing price will be the 30-trading days up to and including December 31, 2016.

(5)	The potential for a payout of 300% was a new feature of the plan approved in 2011. It should be noted that achieving a payout greater than 200% involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve.

34	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

2014 Target Long-term Incentive Opportunities

Total long-term incentive expected dollar value guidelines are set for each of the NEOs. For 2014, the Committee set the following long-term incentive expected dollar value guidelines:

Name	2014 Long Term Incentive Target Value Awarded (value of A+B+C)	Value of Restricted Shares at Grant[1] (A)	Value of Target Performance Shares, 2014-16 Performance Cycle[1] (B)	Target $ Performance Cash Award, 2014-15 Performance Cycle (C)
Michael I. Roth	$8,800,000	$2,200,000 (124,540 shares)	$4,400,000 (249,080 target shares)	$2,200,000
Frank Mergenthaler	$2,500,000	$ 625,000 (35,380 shares)	$1,250,000 (70,761 target shares)	$ 625,000
Philippe Krakowsky	$2,150,000	$ 537,500 (30,427 shares)	$1,075,000 (60,854 target shares)	$ 537,500
Andrew Bonzani	$1,000,000	$ 250,000 (14,152 shares)	$ 500,000 (28,304 target shares)	$ 250,000
Christopher Carroll	$ 500,000	$ 125,000 (7,076 shares)	$ 250,000 (14,152 target shares)	$ 125,000

(1)	The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($17.665 on February 28, 2014) and rounding down to the nearest whole share. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since the awards do not pay any dividends or dividend equivalents while the awards are outstanding.

Restricted Shares

Restricted shares serve primarily as a retention vehicle, with ability to motivate executives to improve stock price. The sale or transfer of the these shares is restricted until the third anniversary of the date of grant. Dividend equivalents are accrued on all outstanding shares on a quarterly basis. The shares and dividend equivalents are subject to forfeiture if the executive leaves Interpublic before the restrictions expire. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive. The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($17.665 on February 28, 2014) and rounding down to the nearest whole share.

Performance-based Shares

Performance Period and Vesting

For 2014, performance-based share awards for NEOs are based on a longer-term financial performance forecast of 3 years rather than the 2-year performance that was utilized for awards granted in prior years. In 2014, performance share awards were granted for the performance period beginning on January 1, 2014 and ending on December 31, 2016. Vesting will occur on February 28, 2017, provided that the executive remains employed at that time.

Three–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as these data are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2014 meeting, the Committee considered the performance targets for the 2014-16 performance cycle difficult to attain, while appropriate for the current economic environment.

Performance Metrics

In addition, while the performance-based share awards granted to NEOs in 2014 continue to be tied to the Cumulative OG (30%) and OIBI Margin (70%) of IPG, we have also introduced a Relative TSR Modifier to this award. This Relative TSR Modifier may provide as much as a 10% upward or downward adjustment to the performance rating determined based on OG and OIBI Margin. The amount of the adjustment is based on how well IPG’s 3-year Total Shareholder Return compares to that of its 2013 Compensation Peer Group (detailed in the 2014 Proxy Statement and on page 28) at the end of the performance period.

For purposes of calculating the Relative TSR Modifier, TSR will be based on 30-trading day average opening and closing prices; calculated as (Closing Price + Reinvested Dividends)/Opening Price – 1. For purposes of this award the opening price will be the average of closing prices for the 30-trading days prior to January 1, 2014 and the closing price will be the average closing price for the 30-trading days up to and including December 31, 2016.

Interpublic Group 2015 Proxy Statement	35

Compensation Discussion & Analysis

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

The final value of the awards before applying the Relative TSR Modifier may vary from 0% to 300% of the target amount, based on IPG’s multi-year performance against financial objectives (achieving a payout of 200% or greater involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve). The Relative TSR modifier can then adjust this rating upwards or downwards by up to 10%.

Performance-based Cash

Performance Period and Vesting

The 2014 Performance Cash awards are subject to evaluation of financial performance over a two-year performance period, with vesting occurring on the third anniversary of the grant date. In 2014, performance cash awards were granted for the performance period January 1, 2014 through December 31, 2015 and subsequent vesting period of January 1, 2016 to February 28, 2017.

Performance Metrics

For the NEOs 30% of the target award value for performance cash awards was tied to IPG’s cumulative organic revenue growth (OG) and 70% was tied to operating income before incentives (OIBI) margin targets.

Two–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as these data are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2014 meeting, the Committee considered the performance targets for the 2014-15 performance cycle difficult to attain, while appropriate for the current economic environment.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

The final value of the awards may vary from 0% to 300% of the target amount, based on IPG’s multi-year performance against financial objectives (achieving a payout of 200% or greater involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve).

2012-2013 Performance Award Payouts

On February 28, 2012, the Committee granted performance share awards and performance cash awards, both under the 2009 Performance Incentive Plan (PIP), one-third of which were delivered to NEO’s as performance shares with the other two-thirds to be delivered as performance cash (with exception to the Chairman & CEO who received one-third in each performance shares, performance cash and stock options). In addition, 50% of the performance cash awards are settled in cash with the remaining 50% to be settled in shares of IPG. The performance cycle for these awards began on January 1, 2012 and ended on December 31, 2013. However, by design, all of the performance awards were subject to an additional vesting period which ended on February 28, 2015.

The final award values were determined in March 2014 based on IPG’s cumulative performance against financial objectives over the two year performance period. The final number of shares for the performance share award and the final value for performance cash awards for each of the NEOs were settled in March of 2015, after the additional vesting period ended. The cumulative OG and OIBI Margin targets set for the 2012-2013 Performance Plan were 3.6% and 14.4%, respectively. The cumulative results were somewhat below target, with OG of 1.8% and OIBI Margin of 12.4%. Based on these results, Mr. Roth, Mr. Mergenthaler, Mr. Krakowsky, Mr. Bonzani and Mr. Carroll each earned a performance rating of 77.6% of target.

36	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

The resulting share and cash payments earned and paid in March 2015 for the performance awards were as follows:

2012 - 2013 Performance Awards
		Performance Shares		Performance Cash
Name	% of Target Achieved	Target (#)	Actual (#)	Target ($)	Actual ($)	Cash- Settled	Shares Delivered
Michael Roth	77.60%	199,089	154,493	$2,333,334	$1,810,667	$905,334	40,362
Frank Mergenthaler	77.60%	63,993	49,658	$1,500,000	$1,164,000	$582,000	25,947
Philippe Krakowsky	77.60%	49,772	38,623	$1,166,667	$905,334	$452,667	20,181
Andrew Bonzani	77.60%	17,064	13,241	$400,000	$310,400	$155,200	6,919
Christopher Carroll	77.60%	12,798	9,931	$300,000	$232,800	$116,400	5,189

Retirement and Other Benefits

Purpose

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

Program Descriptions

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), the Senior Executive Retirement Income Plan (“SERIP”) and Executive Special Benefit Agreement (“ESBA”)

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

From time to time, the Company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the Company’s annual performance, including the Company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the Company’s strong performance. For 2014, the Committee approved an additional matching contribution equal to 8.25% of participant matched contributions.

The CAP provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP,

interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 49. Messrs. Roth, Mergenthaler, Krakowsky and Carroll participate in CAP at the levels described on page 50.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Mr. Roth is the only NEO, who participates in the SERIP, and Mr. Roth no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 48.

The ESBA also provides a defined annual annuity to selected executives for a 15 -year period following retirement upon satisfying specific vesting provisions. This type of agreement is frozen to new participants; participation is limited to a select group of very senior executives and requires Committee approval. Mr. Krakowsky is the only NEO who participates in the ESBA, and Mr. Krakowsky no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the ESBA please refer to page 48.

Benefits Review and Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of IPG’s benefits programs to those of a sample of competing companies. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the NEOs, retirement and other

Interpublic Group 2015 Proxy Statement	37

Compensation Discussion & Analysis

benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 51, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC) – consisting of IPG’s Chairman & CEO, CFO, General Counsel and Chief Strategy and Talent Officer – to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits although all such decisions for NEOs are made solely by the Compensation Committee. In making recommendations to the Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to award additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the value of the individual’s Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

Severance and Change of Control Benefits

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 51 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination.

Under the 2014 PIP, if a Change of Control occurs in the first quarter, NEOs receive an accelerated and prorated payout at target of their annual incentive. If a Change of Control occurs after the first quarter, NEOs receive a full accelerated payout at target of their annual incentives. Upon a Change of Control, the vesting of long-term incentives would remain in tact unless there is a qualifying termination (upon which vesting is accelerated). Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines for non-employee directors, NEOs and other senior executives. The purpose of these stock ownership guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the Company’s shareholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

•	Persons subject to the guidelines are also prohibited from engaging in any transaction involving derivatives that is designed to hedge against the market risk associated with ownership of IPG shares.

The share ownership guidelines are expressed as multiples of base salary. The multiple for the Chairman & CEO was increased from five times base salary to six times base salary in October 2012. Executives in the program have five years from 2008 (or from the date at which he or she joins the Company or is promoted into a position in which the guidelines apply) to reach the established guideline level. Beginning in 2013, those executives who have not met their established guideline level in the time allotted will be required to hold all net after-tax shares delivered from equity vestings until requirements are met.

	Stock Ownership Guideline as a Multiple of	2014 Compliance with Stock Ownership
Name	Base Salary	Guidelines
Michael Roth	6x	Yes
Frank Mergenthaler	2x	Yes
Philippe Krakowsky	2x	Yes
Andrew Bonzani	2x	In Progress
Christopher Carroll	2x	Yes

38	Interpublic Group 2015 Proxy Statement

Compensation Discussion & Analysis

The Committee regularly reviews the levels of stock ownership against the stock ownership guideline levels applicable to the NEOs and other senior executives. As of December 31, 2014, all NEOs who are required to have reached their stock ownership guidelines had met or exceeded these guidelines (average ownership of over 300% of target). Mr. Bonzani will have until October 2017 to reach set ownership guidelines.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibits the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to a NEO (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, is fully deductible if the plan under which the compensation is paid has been approved by shareholders and meets other requirements. The Company’s policy is to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

As part of its responsibility, the Committee reviews and considers the deductibility of executive compensation. The Company believes that compensation paid in 2014 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its NEOs. In this regard, for 2014, with respect to each NEO who is covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

The Company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Nonqualified Deferred Compensation

Effective since January 1, 2005, most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements; have been subject to Section 409A of the Internal Revenue Code which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with the new requirements.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION RISK

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2015, the Company reviewed its 2014 risk assessment process and the resulting analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The Company has adopted a “clawback” policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If any bonuses paid based on such performance targets would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company all such bonuses to senior executives whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

Interpublic Group 2015 Proxy Statement	39

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement for the 2015 Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s 2014 Form 10-K.

William T. Kerr, Chair

Deborah G. Ellinger*

H. John Greeniaus

David M. Thomas

March 25, 2015

*Deborah Ellinger became a member of the Compensation and Leadership Talent Committee on March 1, 2015.

40	Interpublic Group 2015 Proxy Statement

Executive Compensation

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2014, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2014 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2014, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2014 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 51 under the heading “Employment Agreements.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Michael I. Roth	2014	1,400,000	0	6,379,150	0	4,705,334	31,118	383,737	12,899,339
Chairman of the Board	2013	1,400,000	0	3,723,896	2,598,416	3,654,666	0	381,847	11,758,825
and Chief Executive Officer	2012	1,400,000	0	3,362,388	2,331,191	2,100,000	57,285	382,430	9,663,294
Frank Mergenthaler	2014	1,000,000	0	1,812,240	0	2,332,000	0	212,237	5,356,477
Executive Vice President	2013	1,000,000	0	1,746,668	0	1,952,667	0	211,847	4,911,182
and Chief Financial Officer	2012	908,333	249,470	1,455,769	0	1,000,530	0	215,560	3,829,662
Philippe Krakowsky	2014	800,000	0	1,558,523	0	1,902,667	240,404	66,701	4,568,295
Executive Vice President	2013	800,000	0	1,474,618	0	1,506,800	0	66,212	3,847,630
Chief Strategy and Talent Officer	2012	754,167	166,225	1,132,262	0	833,775	335,525	68,538	3,290,492
Andrew Bonzani	2014	700,000	0	724,889	0	855,200	0	15,035	2,295,124
Senior Vice President	2013	600,000	0	483,066	0	425,000	0	14,605	1,522,671
General Counsel and Secretary	2012	478,958	850,000	388,196	0	400,000	0	5,702	2,122,856
Christopher Carroll	2014	565,110	0	362,445	0	576,400	0	62,221	1,566,176
Senior Vice President Controller	2013	559,676	0	604,595	0	480,600	0	62,387	1,707,258
and Chief Accounting Officer	2012	543,375	0	291,147	0	350,000	0	63,060	1,247,582

(1)	The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2014 Form 10-K. The grant date fair values of the performance share awards and the performance cash awards shown for each applicable year in which such awards were granted were calculated assuming a “target” level of performance achievement. The following tables show grant date fair values of (i) performance share awards and (ii) the portion of performance cash awards to be settled in shares of Common Stock, as applicable and, in each case assuming achievement of the “target” performance level and “maximum” performance level.

Interpublic Group 2015 Proxy Statement	41

Executive Compensation

For 2014, the amounts shown in the Summary Compensation Table consists solely of the grant date fair value of each executive’s performance share award for the three-year performance period ending on December 31, 2016. These awards will vest on February 28, 2017 to the extent the performance criteria established for the awards are satisfied.

	2014 Performance Share Awards
Name	Target ($)	Maximum ($)
Mr. Roth	4,179,151	13,791,198
Mr. Mergenthaler	1,187,253	3,917,935
Mr. Krakowsky	1,021,030	3,369,399
Mr. Bonzani	474,894	1,567,150
Mr. Carroll	237,447	783,575

For 2013, the amounts shown in the Summary Compensation Table consist of the grant date fair value of each executive’s (i) performance share award for the two-year performance period ended on December 31, 2014 and (ii) the portion (fifty percent) of the executive’s performance cash award for the two-year performance period ended on December 31, 2014 that is to be settled in shares of Common Stock. These awards as shown in the table below will vest on February 28, 2016 to the extent the performance criteria established for the awards are satisfied.

	2013 Performance Share Awards		2013 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target	Maximum	Target	Maximum
Mr. Roth	$2,423,895	$7,271,687	$1,300,000	$3,900,000
Mr. Mergenthaler	$963,334	$2,890,003	$783,333	$2,350,000
Mr. Krakowsky	$807,949	$2,423,848	$666,667	$2,000,001
Mr. Bonzani	$233,066	$699,197	$250,000	$750,000
Mr. Carroll	$155,373	$466,119	$449,222	$839,066

For 2012, the amounts shown in the Summary Compensation Table consist of the grant date fair value of each executive’s (i) performance share award for the two-year performance period ended on December 31, 2013 and (ii) the portion (fifty percent) of the executive’s performance cash award for the two-year performance period ended on December 31, 2013 that was settled in shares of Common Stock. The awards as shown in the table below vested on February 28, 2015.

	2012 Performance Share Awards		2012 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target	Maximum	Target	Maximum
Mr. Roth	$2,195,721	$6,587,163	$1,166,667	$3,500,000
Mr. Mergenthaler	$705,769	$2,117,307	$750,000	$2,250,000
Mr. Krakowsky	$548,928	$1,646,784	$583,334	$1,750,002
Mr. Bonzani	$188,196	$564,588	$200,000	$600,000
Mr. Carroll	$141,147	$423,441	$150,000	$450,000

(2)	The amount shown for each year is the aggregate grant date fair value of option awards made to Mr. Roth during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2014 Form 10-K.

42	Interpublic Group 2015 Proxy Statement

Executive Compensation

(3)	The amounts shown for each of 2014 and 2013 for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual non-equity compensation award and (ii) performance cash awards for the (A) 2012-2013 performance period, which vested on February 28, 2015 and (B) 2011-2012 performance period, which vested on February 28, 2014, in the respective amounts shown in the following table. Mr. Bonzani did not receive a performance cash award for the 2011-2012 performance.

	2014 Non-Equity Incentive Plan Compensation		2013 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award	2012 Performance Cash Award	Annual Incentive Award	2011 Performance Cash Award
Mr. Roth	3,800,000	905,334	$2,600,000	$1,054,666
Mr. Mergenthaler	1,750,000	582,000	$1,350,000	$602,667
Mr. Krakowsky	1,450,000	452,667	$1,100,000	$406,800
Mr. Bonzani	700,000	155,200	$425,000	—
Mr. Carroll	460,000	116,400	$345,000	$135,600

The amount shown for 2012 for each named executive officer consists solely of the executive’s annual non-equity compensation award.

(4)	The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 48 under the heading “Pension Arrangements — Senior Executive Retirement Income Plan.” Mr. Roth does not have an Executive Special Benefit Agreement.

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 48, under the heading “Pension Arrangements—Executive Special Benefit Agreements.”

Messrs. Mergenthaler, Carroll and Bonzani do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers, other than Mr. Bonzani, participate in deferred compensation arrangements, as described in greater detail beginning on page 49, under the heading “Nonqualified Deferred Compensation Arrangements,” none received “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

(5)	The table below shows the components of the amounts shown in this column for 2014.

Name	Annual Dollar Credits under the Capital Accumulation Plan ($) (a)	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Perquisites and Other Personal Benefits ($) (b)	Total All Other Compensation ($)
Mr. Roth	350,000	10,524	261	22,952	383,737
Mr. Mergenthaler	200,000	9,024	261	2,952	212,237
Mr. Krakowsky	50,000	12,924	261	3,516	66,701
Mr. Bonzani	0	8,774	261	6,000	15,035
Mr. Carroll	50,000	8,444	261	3,516	62,221

(a)	The Capital Accumulation Plan is described in greater detail on page 49 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

Interpublic Group 2015 Proxy Statement	43

Executive Compensation

(b)	The “2014 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2014.

2014 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by each of the named executive officer in 2014.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program (a) ($)
Mr. Roth	2,952	20,000
Mr. Mergenthaler	2,952	0
Mr. Krakowsky	3,516	0
Mr. Bonzani	0	6,000
Mr. Carroll	3,516	0

(a)	The Charitable Matching Program is described in greater detail on page 19 under the heading “Non-Management Director Compensation.”

44	Interpublic Group 2015 Proxy Statement

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2014 to the named executive officers. The awards are described in greater detail in the Compensation Discussion and Analysis, beginning on page 21.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Approval Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (/#)	Target (/#)	Maximum (/#)
M. Roth	3/31/2014	3/27/2014	(1)	0	2,800,000	5,600,000
	2/28/2014	2/19/2014	(2)	0	2,200,000	6,600,000
	2/28/2014	2/19/2014	(3)				0	249,080	821,964			4,179,151
	2/28/2014	2/19/2014	(4)							124,540		2,199,999
F. Mergenthaler	3/31/2014	3/27/2014	(1)	0	1,250,000	2,500,000
	2/28/2014	2/19/2014	(2)	0	625,000	1,875,000
	2/28/2014	2/19/2014	(3)				0	70,761	233,511			1,187,253
	2/28/2014	2/19/2014	(4)							35,380		624,988
P. Krakowsky	3/31/2014	3/27/2014	(1)	0	1,000,000	2,000,000
	2/28/2014	2/19/2014	(2)	0	537,500	1,612,500
	2/28/2014	2/19/2014	(3)				0	60,854	200,818			1,021,030
	3/31/2014	3/27/2014	(4)							30,427		537,493
A. Bonzani	3/31/2014	3/27/2014	(1)	0	525,000	1,050,000
	2/28/2014	2/19/2014	(2)	0	250,000	750,000
	2/28/2014	2/19/2014	(3)				0	28,304	93,403			474,984
	2/28/2014	2/19/2014	(4)							14,152		249,995
C. Carroll	3/31/2014	3/27/2014	(1)	0	339,806	679,612
	2/28/2014	2/19/2014	(2)	0	125,000	375,000
	2/28/2014	2/19/2014	(3)				0	14,152	46,701			237,447
	2/28/2014	2/19/2014	(4)							7,076		124,998
(1)	Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2014 pursuant to an annual incentive award made in 2014 under the 2009 PIP as described in greater detail on page 29, under the heading “Compensation Discussion and Analysis – 2014 Executive Compensation Program Elements — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2014 under the 2009 PIP. As described in greater detail on page 33, under the heading “Compensation Discussion and Analysis – 2014 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award and will be settled entirely in cash.

(3)	Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2014 under the 2009 PIP. As described in greater detail on page 33, under the heading “Compensation Discussion and Analysis – 2014 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The Relative TSR modifier can then adjust this rating upwards or downwards by up to 10%. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)	Reflects the number of shares under restricted stock award grants made under the 2009 PIP. These shares are credited with quarterly dividends, when and as declared by the Board of Directors on the Common Stock. The shares of restricted stock, and dividends paid on the restricted stock, are subject to forfeiture if the recipient terminates employment before the third anniversary of the grant date.

(5)	Reflects the grant date fair value of the equity award computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2014 Form 10-K.

Interpublic Group 2015 Proxy Statement	45

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2014.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (11)
Mr. Roth	207,246	420,773	12.7700	2/28/2023	124,540	(3)	2,586,696	(8)	821,964	(9)	17,072,192
	360,654	185,794	11.7200	2/28/2022	214,189	(4)	4,448,705	(8)
	492,866		12.9350	2/28/2021	65,844	(5)	1,367,600	(8)
	431,594		8.4500	3/31/2020	154,493	(6)	3,208,820	(8)
	500,000		4.1400	3/31/2019	43,589	(7)	905,344	(8)
	500,000		9.9125	5/30/2018
	500,000		11.7000	5/31/2017
	500,000		8.6550	6/15/2016
	50,000		12.1650	8/04/2015
Mr. Mergenthaler	84,981		9.9125	5/30/2018	35,380	(3)	734,843	(8)	233,511	(9)	4,850,023
	102,188		11.7000	5/31/2017	86,260	(4)	1,791,620	(8)
	115,540		8.6550	6/15/2016	39,675	(5)	824,050	(8)
	201,775		12.3900	8/01/2015	49,658	(6)	1,031,397	(8)
					28,021	(7)	581,996	(8)
Mr. Krakowsky	59,487		9.9125	5/30/2018	30,427	(3)	631,969	(8)	200,818	(9)	4,170,989
	51,094		11.7000	5/31/2017	61,825	(4)	1,284,105	(8)
	57,770		8.6550	6/15/2016	33,766	(5)	701,320	(8)
	32,935		12.1450	8/03/2015	38,623	(6)	802,200	(8)
					21,794	(7)	452,661	(8)
Mr. Bonzani					14,152	(3)	293,937	(8)	93,403	(9)	1,939,980
					20,595	(4)	427,758	(8)
					12,662	(5)	262,990	(8)
					13,241	(6)	275,016	(8)
					7,472	(7)	155,193	(8)
Mr. Carroll	75,000		4.1400	3/31/2019	7,076	(3)	146,969	(8)	46,701	(9)	969,979
					13,729	(4)	285,151	(8)	16,324	(10)	339,066
					8,441	(5)	175,319	(8)
					9,931	(6)	206,267	(8)
					5,604	(7)	116,395	(8)

(1)	All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock as reported by the NYSE.

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(2)	The vesting schedule for the unexercisable stock options shown for Mr. Roth is as follows:

Grant Date	February 28, 2015	February 28, 2016
2/28/13	207,246	213,527
2/28/12	185,794	—
2/28/11	—	—
3/31/10	—	—

(3)	Represents the aggregate number of unvested shares of restricted stock held that will vest on February 28, 2017. All of the shares of restricted stock, and all dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(4)	Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance share award granted in 2013, for which the performance ended on December 31, 2014. The award remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2016 vesting date, which did not occur.

(5)	Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance cash award granted in 2013. The two-year performance period under this performance cash award was completed on December 31, 2014. The award remains subject to forfeiture if the employment of the award recipient terminates prior to the February 28, 2016 vesting date. The number of shares shown in the table was calculated by dividing the vested payout amount by closing price of the Common Stock ($20.77), as reported by the NYSE on December 31, 2014. The number of shares issued will be determined by dividing the dollar amount earned by the market price of the Common Stock on the vesting date.

(6)	Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance share award granted in 2012, for which the performance ended on December 31, 2013. The award remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2015 vesting date, which did not occur.

(7)	Represents a performance cash award granted in 2012, for which the performance ended on December 31, 2013. The award remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2015 vesting date, which did not occur. The number of shares shown in the table was calculated by dividing the dollar amount earned by closing price of the Common Stock ($20.77), as reported by the NYSE on December 31, 2013. The number of shares issued will be determined by dividing the dollar amount earned by the market price of the Common Stock on the vesting date.

(8)	The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($20.77), as reported by the NYSE on December 31, 2014.

(9)	Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2014, for which the performance period will end on December 31, 2016. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2017.

(10)	Represents the “maximum” number of shares of Common Stock that Mr. Carroll would receive under the portion of a performance cash award granted in 2013 to be paid in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date. Final payout under the performance cash award will not be known until the three year performance period ends on December 31, 2015.

(11)	The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($20.77), as reported by the NYSE on December 31, 2014.

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Option Exercises and Stock Vested

The following table provides information on the number of shares of Common Stock acquired upon (i) the exercise of stock options and (ii) the vesting of (a) performance share awards and (b) the portion (fifty percent) of the executive’s performance cash award held by the named executive officers that occurred in 2014.

	Option Awards(1)		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Roth	611,974	2,975,711	222,774	3,935,303
Mr. Mergenthaler	0	—	80,707	1,425,689
Mr. Krakowsky	21,337	71,255	54,477	962,336
Mr. Bonzani	0	—	0	—
Mr. Carroll	115,306	1,037,941	18,158	320,761

(1)	Represents the number of stock options exercised in 2014. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)	The value realized on the vesting of performance share awards and the portion (fifty percent) of the executive’s performance cash award, which vested on February 28, 2014, is equal to the product of (A) the number of shares vested multiplied by (B) the average of the high and low price of the Common Stock, as reported by the NYSE, on the vesting date ($17.665).

PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. If he retires, resigns or is terminated from employment with Interpublic on or after his 55th birthday, but prior to his 60th birthday, he will receive between $171,500 and $230,300 per year for 15 years, depending upon his age at the time of his termination. If his employment terminates (other than by reason of death) prior to his 55th birthday, he would receive $50,000 per year for eight years.

If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits — Estimated Current Value of Severance Benefits Upon Qualifying Termination” below), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a

Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.-based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

The SERIP provides monthly payments for 10 or 15 years beginning two years after Mr. Roth’s termination of employment. The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years.

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However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

Pension Benefits

The following table provides information on pension benefits held by the named executive officers as of December 31, 2014.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Mr. Roth	SERIP	N/A	1,056,672	0
Mr. Mergenthaler	—	—	—	—
Mr. Krakowsky	ESBA	12	1,883,544	0
Mr. Bonzani	—	—	—	—
Mr. Carroll	—	—	—	—

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 4.15 percent.

(2)	For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if he works for Interpublic continuously until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 48 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits. Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-

solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period.

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Each named executive officer, other than Mr. Bonzani, is a participant in the CAP and for 2014 received the following annual dollar credit:

Name	Annual Dollar Credit
Mr. Roth	$350,000
Mr. Mergenthaler	$200,000
Mr. Krakowsky	$50,000
Mr. Carroll	$50,0 00

For 2014, each participant received an interest credit equal to 3.03% of his account balance as of December 31, 2014 (determined before the 2014 dollar credit was added). Each named executive officer’s CAP account balance is fully vested.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

Nonqualified Deferred Compensation

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2014, which consist exclusively of benefits under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)
Mr. Roth	0	350,000	91,884	0	3,474,368
Mr. Mergenthaler	0	200,000	49,876	0	1,895,941
Mr. Krakowsky	0	50,000	13,323	0	503,039
Mr. Bonzani	—	—		—	—
Mr. Carroll	0	50,000	13,323	0	503,039

(1)	The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2014 and are included in the “All Other Compensation” column for 2014 of the “Summary Compensation Table” on page 41.

(2)	No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2014, 2013 or 2012 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)	The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2013 and 2012 on page 41:

Name	2013	2012
Mr. Roth	350,000	350,000
Mr. Mergenthaler	200,000	200,000
Mr. Krakowsky	50,000	50,000
Mr. Carroll	50,000	50,000

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EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus - Each employment agreement provides for each executive officer to receive an annual bonus target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic financial performance, his individual performance, and management discretion.

Long-term Incentive Awards - Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each executive officer for 2014.

Name	Salary $	Annual Incentive Target %	Long-term Incentive Target $
Michael I. Roth	$1,400,000	200	8,800,000
Frank Mergenthaler	1,000,000	125	2,500,000
Philippe Krakowsky	800,000	125	2,150,000
Andrew Bonzani	700,000	75	1,000,000
Chris Carroll	565,110	60	500,000

Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he is entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period.

After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler’s employment agreement also provides that he is entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health

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coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s agreement also provides that he is entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he is entitled to participate in (i) Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000, and (ii) such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period
Michael I. Roth	24 months
Frank Mergenthaler	18 months
Philippe Krakowsky	18 months
Andrew Bonzani	18 months
Chris Carroll	12 months

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The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance
Michael I. Roth	3	36 months
Frank Mergenthaler	2	24 months
Philippe Krakowsky	2	24 months
Andrew Bonzani	2	24 months
Chris Carroll	2	24 months

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2014 under the following circumstances:

Triggering Event (1)	Description
Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

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KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

Payment	Description
Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll, severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Mergenthaler’s employment agreement provides for a bonus payment in the event of a Qualifying Termination, other than following a Change of Control.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the 2009 PIP at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the 2014 PIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-term Incentives

Under the Interpublic’s Performance Incentive Plans:

•       In the event of termination due to death or disability:

–       Restricted stock vests on a pro-rata basis; and

–       Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

–       Stock options:

¡         Fully vest in the event of death; and

¡         Vest on a pro-rata basis in the event of disability, unless employment terminates within 12 months of the grant date (in which case the entire grant is forfeited).

•       Interpublic’s Performance Incentive Plans provide in the event of a Change of Control:

•       For awards granted prior to 2014, whether or not accompanied by a termination of the executive’s employment:

–       Stock options and restricted stock fully vest; and

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Payment	Description

–       Performance shares and performance cash fully vest at the target performance level.

•      For awards granted in 2014 and thereafter, in the event of a Qualifying Termination following a Change of Control:

–       An executive will be entitled to payments for the following awards, each valued as of the date of the Change of Control:

¡         Stock options and restricted stock; and

¡         Performance shares and performance cash at the target performance level

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for Good Reason), his restricted stock and options will continue to vest during his severance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2009 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2014. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2014.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2014, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

The medical, dental and vision benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, and Krakowsky’s 401(k) benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

56	Interpublic Group 2015 Proxy Statement

Executive Compensation

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows the total amounts each named executive officer would be entitled to receive in connection with the triggering events listed in the table.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control ($) (5)(6)
Mr. Roth	Severance	0	2,800,000	0	0	12,600,000
	Bonus	0	0	3,800,000	3,800,000	2,800,000
Long-term Incentive:	Stock Options (4)	0	0	3,185,459	1,406,671	3,185,459
	Performance Shares	0	0	5,749,018	5,749,018	13,537,284
	Performance Cash	0	0	3,373,507	3,373,507	7,133,334
	Restricted Stock	0	0	783,768	783,768	2,586,696
Benefits:	Med/Dental/Vision	0	38,470	0	0	57,705
	401(k) Match	0	9,300	0	0	9,300
Pension (1) Def Comp (3)
Mr. Mergenthaler	Severance	0	1,500,000	0	0	4,500,000
	Annual Bonus	0	2,500,000	1,750,000	1,750,000	1,250,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	2,068,937	2,068,937	4,479,507
	Performance Cash	0	0	2,101,334	2,101,334	3,691,667
	Restricted Stock	0	0	222,657	222,657	734,842
Benefits:	Med/Dental/Vision	0	39,955	0	0	53,272
	401(k) Match	0	7,800	0	0	7,800
Def Comp (3)
Mr. Krakowsky	Severance	0	1,200,000	0	0	3,600,000
	Annual Bonus	0	1,000,000	1,450,000	1,450,000	1,000,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	1,542,330	1,542,330	3,707,279
	Performance Cash	0	0	1,708,182	1,708,182	3,037,500
	Restricted Stock	0	0	191,487	191,487	631,969
Benefits:	Med/Dental/Vision	0	40,153	0	0	53,536
	401(k) Match	0	11,700	0	0	11,700
	Life Insurance	0	1,345	0	0	1,345
Pension (2) Def Comp (3)
Mr. Bonzani	Severance	0	1,050,000	0	0	2,450,000
	Annual Bonus	0	0	700,000	700,000	525,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	521,141	521,141	1,348,908
	Performance Cash	0	0	613,215	613,215	1,150,000
	Restricted Stock	0	0	89,063	89,063	293,937
Benefits:	Med/Dental/Vision	0	33,279	0	0	44,372
	401(k) Match	0	7,550	0	0	7,550
Mr. Carroll	Severance	0	565,110	0	0	1,808,352
	Annual Bonus	0	339,066	460,000	460,000	339,066
Long-term Incentive:	Stock Options (4)	0	0	0	0	0
	Performance Shares	0	0	369,068	369,068	830,821
	Performance Cash	0	0	792,016	792,016	1,323,443
	Restricted Stock	0	0	44,531	44,531	146,968
Benefits:	Med/Dental/Vision	0	39,955	0	0	53,272
	401(k) Match	0	7,220	0	0	7,220
Def Comp (3)

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 48, under the heading “Pension Benefits – The Interpublic Senior Executive Retirement Income Plan”.

Interpublic Group 2015 Proxy Statement	57

Executive Compensation

(2)	The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 48, under the heading “Pension Benefits – Executive Special Benefit Agreement”.

(3)	The payments each named executive officer is entitled to receive under the CAP, other than Mr. Bonzani who is not a participant under the CAP, is set forth on page 50 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE”.

Each of the named executive officers shall be entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

Name	Qualifying Termination ($)	Qualifying Termination following a Change of control ($)
Michael I. Roth	924,341	1,407,622
Frank Mergenthaler	290,071	522,695
Philippe Krakowsky	73,852	132,461
Chris Carroll	65,242	132,461

(4)	Represents the aggregate amount of the difference between the closing price of the Common Stock on December 31, 2014 ($20.77) and exercise price of all unvested stock options having an exercise price that is less than $20.77 (the “In-the-Money Value”).

(5)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

(6)	As a result of the shift to a double-trigger payment of the long-term incentive awards beginning with the long-term incentive grants made in 2014, the payments shown in this column under and “Long-term Incentive” for the Performance Share Awards and Performance Cash Awards would be paid to the executive as follows:

Name		Change of Control ($)	Qualifying Termination following a Change of control ($)
Michael I. Roth	Performance Shares	8,363,892	5,173,391
	Performance Cash	4,933,334	2,200,000
Frank Mergenthaler	Performance Shares	3,009,801	1,469,706
	Performance Cash	3,066,667	625,000
Philippe Krakowsky	Performance Shares	2,443,341	1,263,937
	Performance Cash	2,500,000	537,500
Andrew Bonzani	Performance Shares	761,034	587,874
	Performance Cash	900,000	250,000
Chris Carroll	Performance Shares	536,883	293,937
	Performance Cash	1,198,443	125,000

58	Interpublic Group 2015 Proxy Statement

Outstanding Shares and Ownership of Common Stock

OUTSTANDING SHARES AND OWNERSHIP OF COMMON STOCK

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 27, 2015, the record date for the Annual Meeting consisted of 413,571,842 shares of Common Stock. Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of shareholders at the meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2014 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	30,773,003	7.35%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	26,102,154	6.2%

(1)	The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days.

(2)	This disclosure is based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2015, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 721,094 shares of Common Stock, sole dispositive power with respect to 30,090,553 shares of Common Stock and shared dispositive power with respect to 682,450 shares of Common Stock.

(3)	This disclosure is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2015, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 21,908,270 shares of Common Stock and sole dispositive power with respect to 26,102,154 shares of Common Stock.

Interpublic Group 2015 Proxy Statement	59

Outstanding Shares and Ownership of Common Stock

Share Ownership of Management

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of March 27, 2015 by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership (1)	Options Exercisable Within 60 Days	Total *
Andrew Bonzani	42,296	0	42,296
Christopher Carroll	56,285	0	56,285
Jocelyn Carter-Miller	39,611	0	39,611
Deborah Ellinger	0	0	0
H. John Greeniaus	240,988	0	240,988
Mary J. Steele Guilfoile	71,852	0	71,852
Dawn Hudson	27,841	0	27,841
William T. Kerr	113,101	0	113,101
Philippe Krakowsky	171,003	110,581	281,584
Frank Mergenthaler	311,581	302,789	614,370
Henry S. Miller	0	0	0
Jonathan F. Miller	0	0	0
Michael I. Roth	994,205	3,885,400	4,879,605
David M. Thomas	85,221	0	85,221
All directors and executive officers as a group ( 15 persons)	2,178,283	4,298,770	6,477,053

*	No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock. Interpublic’s directors and executive officers as a group had beneficial ownership of 1.56% of the outstanding shares of Common Stock. For the purpose of computing the percentage for each individual and directors and executive officers as a group, in accordance with SEC rules, the shares of Common Stock owned by that person include stock options which are currently exerciseable or exercisable within 60 days.

(1)	The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option that is exerciseable or that will become exerciseable within 60 days. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2014 PIP, 2009 PIP and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2014, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

On February 28, 2014, each of Messrs. Roth, Mergenthaler, Krakowsky, Bonzani and Mrs. Connors received an award of restricted stock. The Form 4 for each executive was filed with the SEC two business days after the date the filling was due.

Interpublic is not aware of any person or entity that is the beneficial owner of more than 10% of any class of its equity securities.

60	Interpublic Group 2015 Proxy Statement

INFORMATION FOR SHAREHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The

Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2014 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 20, 2015. If JPMorgan does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by JPMorgan. In addition, JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel & Secretary

        April 10, 2015

Interpublic Group 2015 Proxy Statement	61

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 21, 2015.

Vote by Internet
• Go to www.envisionreports.com/IPG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

1.1 - Jocelyn Carter-Miller	☐	☐	☐	1.2 - Deborah G. Ellinger	☐	☐	☐	1.3 - H. John Greeniaus	☐	☐	☐
1.4 - Mary J. Steele Guilfoile	☐	☐	☐	1.5 - Dawn Hudson	☐	☐	☐	1.6 - William T. Kerr	☐	☐	☐

1.7 - Henry S. Miller	☐	☐	☐	1.8 - Jonathan F. Miller	☐	☐	☐	1.9 - Michael I. Roth	☐	☐	☐

1.10 - David M. Thomas	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2015.	☐	☐	☐	3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such..

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

THE INTERPUBLIC GROUP OF COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2015

9:30 A.M.

PALEY CENTER FOR MEDIA

25 W. 52nd STREET

NEW YORK, NEW YORK

You can view the Annual Report and Proxy Statement

on the Internet at http://www.envisionreports.com/IPG

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS, May 21, 2015

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Andrew Bonzani, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held at the Paley Center for Media, 25 W. 52nd Street, New York, New York, on Thursday, May 21, 2015 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

(Continued, and to be marked, dated and signed, on the other side)